As filed with the Securities and Exchange Commission on January 23, 2008.
Registration No. 333-135330

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT No. 2
to
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KH FUNDING COMPANY
(Exact name of registrant as specified in its charter)

State of Maryland	6162	52-1886133
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10801 Lockwood Drive, Suite 370
Silver Spring, Maryland 20901
(301) 592-8100
(address and telephone number of principal executive office)

Robert L. Harris, President
10801 Lockwood Drive, Suite 370
Silver Spring, Maryland 20901
(301) 592-8100
(name, address and telephone number of agent for service)

with copies to:
Andrew Bulgin, Esq.
Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
The Garrett Building
233 East Redwood Street
Baltimore, Maryland 21202

Approximate date of commencement of proposed sale to public: as soon as practicable after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

This registration statement contains a combined prospectus as permitted by Rule 429. The other registration statement to which this registration statement relates was filed under Commission File No. 333-124155.

PURSUANT TO RULE 429 OF THE RULES AND REGULATIONS UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS WHICH IS A PART OF THIS REGISTRATION STATEMENT WILL ALSO BE USED IN CONNECTION WITH SECURITIES REGISTERED BY REGISTRANT’S REGISTRATION STATEMENT NO. 333-124155. IN THE EVENT ANY OF SUCH PREVIOUSLY REGISTERED SECURITIES ARE OFFERED PRIOR TO THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT THEY WILL NOT BE INCLUDED IN SUCH PROSPECTUS.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 23, 2008

PROSPECTUS

$220,000,000 Series 3 Senior Secured Notes	$30,000,000 Series 4 Subordinated Unsecured Notes

The primary business activities of KH Funding Company, referred to in this prospectus as “KH Funding”, “we” or “our”, consist of originating, acquiring and servicing mortgage loans, and issuing interest-bearing debt securities to investors. Our business operations are conducted solely from our headquarters in Silver Spring, Maryland.

We are selling up to $220,000,000 in aggregate principal amount of Series 3 Senior Secured Notes, referred to in this prospectus as “Series 3 Notes”, made up of $170,000,000 in Demand Notes and $50,000,000 in Fixed Term Notes, described in this prospectus. We are also selling up to $30,000,000 in aggregate principal amount of Series 4 Subordinated Unsecured Notes, referred to in this prospectus as “Series 4 Notes”, described in this prospectus. As of the date of this prospectus, we have already sold approximately $45,269,421 in Series 3 Notes and approximately $3,093,833 in Series 4 Notes registered by the registration statement to which this prospectus relates pursuant to an earlier related prospectus. The Series 3 Notes and Series 4 Notes are collectively referred to in this prospectus as the “Notes”. You must purchase a minimum of $5,000 in principal amount of the Notes, although we reserve the right to waive this subscription minimum and accept a lesser amount from any investor. There is no minimum amount of Notes that must be sold under this Offering. KH Funding will employ the services of certain broker-dealer(s) for purposes of offering the Notes on a “best-efforts” or agency basis, who will receive commissions related to their selling efforts. This offering will terminate when all Notes have been sold or when we determine to terminate the offering, whichever is earlier. We do not intend to deposit the proceeds from this offering in any escrow, trust or similar account. The proceeds from the sale of any Notes will be paid directly to us for our use.

The Series 3 Senior Secured Notes will be sold as either Demand Notes or Fixed Term Notes under the following terms:

$170,000,000 Demand Notes:	Demand Period[1]	Current Annual Variable Interest Rate[2]
One Day Demand Notes	One day[3]	5.25%
Thirty Day Demand Notes	Thirty days	5.50%

$50,000,000 Fixed Term Notes:	Maturity	Current Fixed Annual Interest Rate[4]
One Year Fixed Term Notes	One year from the date of issuance	6.50%
Three Year Fixed Term Notes	Three years from the date of issuance	6.85%
Five Year Fixed Term Notes	Five years from the date of issuance	7.10%

The Series 4 Subordinated Unsecured Notes will be sold as fixed term notes under the following terms:

$30,000,000 Fixed Term Notes:	Maturity	Current Fixed Annual Interest Rate[5]
One Year Fixed Term Notes	One year from date of issuance	7.25%
Three Year Fixed Term Notes	Three years from the date of issuance	7.50%
Five Year Fixed Term Notes	Five years from the date of issuance	8.00%

1. The demand period for the Demand Notes is the number of days between the date we receive your notice to redeem all or part of your Note(s), and the date we make such redemption.

2. The interest rates for the Series 3 Demand Notes have variable annual interest rates, which will be adjusted while the Demand Notes are outstanding as follows: One Day Note = Federal-Funds Target Rate plus 1.75%; and Thirty Day Note = Federal-Funds Target Rate plus 2.00%.

3. The holders of One Day Demand Notes have the option of being provided checking account privileges to access their funds. See “Description of the Notes.”

4. The interest rates for the Series 3 Fixed Term Notes will be fixed upon issuance for the term of the Note in accordance with the Federal-Funds Target Rate as follows: One Year Note = Federal-Funds Target Rate plus 3.00%; Three Year Note = Federal-Funds Target Rate plus 3.35%; and Five Year Note = Federal-Funds Target Rate plus 3.60%. In addition, there are the following interest rate bonuses for large-balance accounts: over $250,000, plus 0.15%; over $500,000, plus 0.25%; and over $1,000,000, plus 0.40%.

5. The interest rates for the Series 4 Notes will be fixed upon issuance for the term of the Note in accordance with the Federal-Funds Target Rate as follows: One Year Note = Federal-Funds Target Rate plus 3.75%; Three Year Note = Federal-Funds Target Rate plus 4.00%; and Five Year Note = Federal-Funds Target Rate plus 4.50%. In addition, there are the following interest rate bonuses for large-balance accounts: over $250,000: plus 0.15%; over $500,000: plus 0.25% and over $1,000,000: plus 0.40%.

The Series 4 Notes will be unsecured obligations of KH Funding, will be subordinate to the Series 3 Notes and any other senior indebtedness we may incur, and will be on parity with all other unsecured and subordinated indebtedness of KH Funding Company. The Notes are not listed on any national securities exchange or on the Nasdaq Stock Market, and we do not expect any trading market to develop for the Notes. The Notes will be sold on a best efforts basis, with no guarantee that we will sell any of the Notes. Certain broker dealers selected by us may be involved in the sale of these Notes for which services they will be compensated. The Notes will also be offered by some of our officers who will not be compensated for such services.

We are not a bank or depository financial institution and the Notes will not be insured against loss by the FDIC or any governmental or private agency. Investing in the Notes involves certain risks. See “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 23, 2008

TABLE OF CONTENTS

Prospectus Summary	3

Risk Factors	8

The Notes are not insured against loss by the FDIC or any governmental agency	8

We do not set aside funds to redeem the Notes and must rely on our revenues from operations and other sources for redemption	8

We have the right to make a mandatory call of the Notes	8

The Indenture for the Notes does not contain financial, capital or operating covenants or impose limits on our borrowings	8

We are selling the Notes on a best efforts basis without making any arrangements for escrow of the proceeds, and all purchases of the Notes will be irrevocable	8

We may incur substantially more debt as a result of this or future offerings	9

Our One Day Demand Notes with checking account privileges allow those investors to redeem their investments with one-day’s advance notice to us, which could increase the volatility of our cash position from time to time	9

The Series 4 Notes are unsecured and subordinate in right of repayment to the Series 3 Notes and any other senior debt we may incur	9

Your ability to liquidate your Notes is limited because of transfer restrictions and the lack of a trading market	9

Investors who purchase Notes for IRA or SEP accounts that we administer could suffer materially adverse consequences if their purchases are determined to be prohibited transactions	10

A change in market interest rates may reduce our profits and impair our ability to repay Notes	10

We are not required to sell all or any specified amount of the Notes to consummate the offering	11

Our management will have broad discretion over the allocation of the proceeds from this offering	11

We have experienced net losses in recent fiscal years and may not achieve consistent profitability	11

Our assessment of the quality of loans we originate and acquire may be inaccurate	11

Our borrowers may fail to repay their loans	11

Changes in the economic conditions in our lending areas could have a material adverse impact on our financial condition, the ability of our borrowers to repay their loans and the value of the real estate and other collateralsecuring those loans	11

We make and acquire “hard collateral” and sub-prime loans, which generally have higher delinquency and default rates than prime mortgage loans	11

We operate with limited capital levels and stockholders’ equity	12

We have not established a line of credit with any other lender to provide funds for operations.	12

Our allowance for loan losses may be insufficient	13

Our remedies for collecting on a defaulted loan may be inadequate	13

Our lending and investment activities are not diverse	13

Our lending activities are concentrated in the Washington/Baltimore metropolitan areas	14

We may not be able to sustain our historical levels of loan origination and acquisitions	14

Our success is dependent in part on our senior management team	14

Our officers, directors and principal stockholders have invested in our investor notes and may invest in the Notes,which may create conflicts of interest	14

We do not have a compensation committee, which may cause conflicts of interest with our directors and our officers	15

Our lending activities subject us to the risk of environmental liabilities	15

A Warning About Forward-Looking Statements	15

Use of Proceeds	15

Management’s Discussion and Analysis or Plan of Operation	16

Our Business	24

Management	31

Certain Relationships and Related Transactions	35

Indemnification of Directors and Officers	36

Security Ownership of Certain Beneficial Owners and Management	36

Market for Common Equity and Related Stockholder Matters	37

Description of the Notes	38

Plan of Distribution	42

Experts	43

Legal Matters	43

Additional Information	43

Financial Statements	F-1

PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES CONTAINED IN THIS PROSPECTUS. EACH INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY PRIOR TO MAKING AN INVESTMENT DECISION IN THE OFFERED SECURITIES.

KH Funding Company

KH Funding is a Maryland corporation in its 18th year of operation. We operated as a general partnership from our founding in December 1990 until we were incorporated under the laws of the State of Maryland on June 24, 1994.

For investors, our investment services include the sale and issuance of fixed and variable rate investor notes. Holders of our investor notes are provided monthly statements that track the transactions of their investment account, such as interest earned, partial or whole redemptions, additions to principal, and the beginning and ending balance for each statement period. Holders of our investor notes are annually provided an IRS Form 1099 reporting the interest earned on their note(s). We are an approved retirement account trustee and will accept and administer purchases of our investor notes for IRA and SEP accounts.

For borrowers, our mortgage services include the direct origination of short and medium-term mortgage loans to investment property owners and small businesses, primarily in the Washington, D.C. and Baltimore, Maryland metropolitan areas. We specialize in loans that allow a borrower to buy, renovate and sell investment properties. We also provide lines-of-credit and fixed-term loans to many small businesses where we also have real estate as additional collateral for each loan. Our services include originating and buying loans and servicing the loans in our portfolio.

In addition to the direct origination of loans described above, we also buy outstanding mortgage loans from mortgage loan brokers and other mortgage lenders. These loans have been funded and the borrower is fully obligated under the mortgage note. We currently own loans secured by real estate in 18 states. Most of the loans purchased under this program are long-term mortgage loans provided by sellers of real estate to a buyer, where the buyer makes a small down payment and the seller originates a first and second mortgage loan for the buyer. We will buy the first mortgage loan and normally the seller will continue to hold the second mortgage loan. Because of the nature of seller financed transactions, the interest rates for these loans are generally higher than on most conventional mortgage loans. Our experience has been that these loans are paid off within two or three years because the borrower is able to refinance at a lower rate after having paid timely on the loan. Because market interest rates are constantly changing, however, there can be no guarantee that borrowers will continue to refinance these loans in the future.

Our net income depends largely upon our net interest income, which is the difference between interest income that we earn from our loans and investments and interest expense that we pay on our investor notes. This is discussed more fully in this prospectus under the headings “Our Business” and “Risk Factors.”

How to Contact Us

Our offices are located at 10801 Lockwood Drive, Suite 370, Silver Spring, Maryland 20901. Our telephone number is (301) 592-8100. Your may access our web site at “www.khfunding.com”. Information on our web site is not incorporated into this prospectus and should not be considered a part of this prospectus.

Summary of the Terms of the Offering

Securities	Series 3 Senior Secured Notes, or Series 3 Notes, in the form of Fixed Term Notes and Demand Notes.

Series 4 Subordinated Unsecured Notes, or Series 4 Notes, in the form of Fixed Term Notes.

Amount
We may issue up to $220,000,000 in aggregate principal amount of Series 3 Notes, consisting of $170,000,000 in Demand Notes and $50,000,000 in Fixed Term Notes, and up to $30,000,000 in aggregate principal amount of Series 4 Notes. As of the date of this prospectus, we have already sold approximately $45,269,421 in Series 3 Notes and approximately $3,093,833 in Series 4 Notes registered by the registration statement to which this prospectus relates pursuant to an earlier related prospectus.

Accounts
Once you invest in a Note, we will establish and maintain an account for your benefit. The transactions for your account, including withdrawals, additions and interest postings, will be reflected on an account statement that will be mailed to you on a monthly basis (quarterly for IRA accounts).

Interest Rates
Series 3 Demand Notes. The Series 3 One Day and Thirty Day Demand Notes have a variable annual interest rate. Currently, the rates are 5.25% and 5.50%, respectively. The interest rates for the Demand Notes will be adjusted while outstanding as follows: One Day Note = Federal-Funds Target Rate plus 1.75% and Thirty Day Note = Federal-Funds Target Rate plus 2.00%. The variable annual interest rates for the Demand Notes will be adjusted periodically by us in accordance with changes in the Federal-Funds Target Rate. We will file a prospectus supplement and post that supplement on our website, www.khfunding.com, when variable annual interest rates are adjusted. We will notify you in writing prior to any decrease in the interest rate. The notice will include a current prospectus or prospectus supplement reflecting the new rates. You will have an opportunity to make a demand election if you so desire or you can simply continue to hold the Demand Note subject to the new interest rate.

Series 3 Fixed Term Notes. The Series 3 One Year Fixed Term Notes, Three Year Fixed Term Notes and Five Year Fixed Term Notes will have an annual interest rate fixed at the time of issuance. Currently, the interest rates are 6.50%, 6.85% and 7.10%, respectively. We may change the interest rate periodically for future issuances of Fixed Term Notes in accordance with the Federal-Funds Target Rate as follows: One Year Note = Federal-Funds Target Rate plus 3.00%; Three Year Note = Federal-Funds Target Rate plus 3.35%; and Five Year Note = Federal-Funds Target Rate plus 3.60%. In addition, there are the following interest rate bonuses for large-balance accounts: over $250,000: plus 0.15%; over $500,000: plus 0.25% and over $1,000,000: plus 0.40%. If we change the interest rate on any new issuances of Series 3 Fixed Term Notes, the interest rate on previously-issued Series 3 Fixed Term Notes will not be affected.

Series 4 Fixed Term Notes. The Series 4 One Year Fixed Term Notes, Three Year Fixed Term Notes and Five Year Fixed Term Notes will have an annual interest rate fixed at the time of issuance. Currently, the interest rates are 7.25%, 7.50% and 8.00%, respectively. We may change the interest rate periodically for future Fixed Term Notes in accordance with the Federal-Funds Target Rate as follows: One Year Note = Federal-Funds Target Rate plus 3.75%; Three Year Note = Federal-Funds Target Rate plus 4.00%; and Five Year Note = Federal-Funds Target Rate plus 4.50%. In addition, there are the following interest rate bonuses for large-balance accounts: over $250,000, plus 0.15%; over $500,000, plus 0.25%; and over $1,000,000, plus 0.40%. If we change the interest rate on new issuances of the Series 4 Fixed Term Notes, the interest rate on previously-issued Series 4 Fixed Term Notes will not be affected.

Compounding Interest
The interest on all Notes is compounded daily. The initial effective annual yield, based upon the funds being invested for a continuous 365 days, is 5.39% and 5.65% for the Series 3 One Day and Thirty Day Demand Notes, respectively, based upon the current rate, and 6.72%, 7.09% and 7.36%, for the Series 3 One Year Fixed Term Notes, Three Year Fixed Term Notes and Five Year Fixed Term Notes, respectively, based upon the current rate.

The initial effective annual yield, based upon the funds being invested for a continuous 365 days, is 7.52%, 7.79% and 8.33%, for the Series 4 One Year Fixed Term Notes, Three Year Fixed Term Notes and Five Year Fixed Term Notes, respectively, based upon the current rate.

Interest Payments	You may elect to receive interest payments monthly, quarterly, semi-annually or annually. You may also elect for the interest to be accrued and added to the balance of your account.

Principal Payments	We will pay the principal amount due under each Fixed Term Note at maturity and each Demand Note upon demand after the expiration of the respective demand period.

Mandatory Call by Company	We may prepay the outstanding principal amount of Fixed Term Notes and Demand Notes at any time without penalty or premium.

Redemption by Holders
You may redeem all or some of the outstanding principal and accrued but unpaid interest balance of your Fixed Term Notes at any time in whole or in part subject to a penalty of 90 days’ interest earnings for One Year Fixed Term Notes and 60 days’ interest earnings for each year in advance of maturity that the redemption occurs for Three Year Fixed Term Notes and Five Year Fixed Term Notes. The penalty for early redemption will be calculated based on the then applicable interest rate and the amount to be redeemed. We will fund early redemption requests upon 90 days advance notice.

Collateral
The Series 3 Notes will be secured by substantially all assets of KH Funding, excluding real estate owned, will have parity with existing Series 3 Notes or other senior debt we may incur, and will rank senior to all unsecured and subordinated indebtedness of KH Funding, including Series 4 Notes.

The Series 4 Notes will be unsecured obligations of KH Funding, will be subordinate as to the payments of principal and interest to the Series 3 Notes and any other senior indebtedness we may incur, and will be on parity with all other unsecured and subordinated indebtedness of KH Funding. As of September 30, 2007, there was $46.09 million of outstanding senior indebtedness.

Use of Proceeds
We currently intend to use the net proceeds from the sale of the Notes to originate loans, to purchase loans from mortgage loan brokers, banks and other lenders and to redeem existing outstanding notes or Notes sold under this offering that come due during the period of this offering. See “Use of Proceeds” on page 15.

Plan of Distribution
We will sell the Notes on a continuous basis to the public in certain states. The Notes will be sold by officers of the company, as well as certain broker-dealers on a “best efforts” or agency basis. Such broker-dealers will receive commissions from us related to their sales efforts. There is no minimum amount of Notes that must be sold under this Offering. Proceeds from the Notes will not be held in any escrow, trust or similar account. You must purchase a minimum of $5,000 in principal amount of the Notes. We reserve the right to waive this minimum and accept a lesser amount from any investor. See “Plan of Distribution” on page 42.

Book Entry Form	The Notes will be issued in book entry form only. We do not intend to issue any Note in certificated form.

Risk Factors	Purchasing the Notes involves certain risks. You should carefully review the risks described in this prospectus beginning on page 8 under the heading “Risk Factors.”

Summary Financial Data

You should consider our summary financial information set forth below together with the more detailed financial statements, including the related notes and with the section of this prospectus entitled “Management’s Discussion and Analysis”.

	(Unaudited) Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Statement of Operations Data:
Revenue:
Interest and Fees on Loans	$4,537,769	$4,295,628	$5,983,972	$3,323,449	$2,006,449	$1,826,202	$1,757,153
Other Income(1)	12,226	33,436	81,973	311,683	390,121	232,299	106,504
Total Revenue(2)	4,549,995	4,329,064	6,065,945	3,635,132	2,396,570	2,058,501	1,863,657
Provision for Loan Losses	195,000	175,103	312,858	251,048	266,700	146,379	144,165
Interest Expense	3,270,585	2,910,264	4,041,679	2,412,360	1,297,978	1,273,677	1,173,985
Non-Interest Expense	1,001,873	1,038,242	1,550,840	1,016,039	929,265	634,279	516,431
Total Expenses(3)	4,272,458	3,948,506	5,592,519	3,428,399	2,494,043	1,907,956	1,690,416
Net Income (Loss)	82,537	205,455	160,568	(44,315)	(97,473)	4,166	29,076
Per Common Share Data:
Basic Earnings (Loss) Per Share(4)	0.03	0.08	0.06	(0.02)	(0.04)	-	0.02
Diluted Earnings (Loss) Per Share(5)	0.03	0.07	0.06	(0.02)	(0.04)	-	0.01

(1)	Consists of all Non-Interest Income plus Interest on Bank Accounts, Interest on Investments-Marketable Securities and Other Interest.

(2)	The sum of Interest and Fees on Loans plus Other Income as explained above in (1).

(3)	The sum of Interest Expense plus Non-Interest Expense.

(4)	Using average of beginning and ending balance of number of shares and annual earnings (loss), shown in cents per share.

(5)	Using average of beginning and ending balance of number of shares and number of outstanding options, and annual earnings (loss), shown in cents per share.

	(Unaudited) Nine months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Balance Sheet Data:
Cash and Marketable Securities	$165,723	$5,523,615	$4,404,162	$7,177,851	$3,328,093	$4,205,911	$2,371,931
Loans Receivable, Net	50,196,902	54,042,910	54,704,020	40,678,941	20,144,798	15,590,526	15,830,293
Real Estate Owned	2,488,764	1,287,488	1,139,664	802,815	709,973	1,014,254	1,011,424
Other Assets(1)	3,617,773	2,925,788	3,077,855	2,110,938	2,039,085	2,280,217	676,560
Total Assets	56,469,162	63,779,801	63,325,701	50,770,545	26,221,949	23,090,908	19,890,208
Notes Payable	48,272,900	62,109,794	61,774,343	49,681,335	24,817,403	19,980,673	17,482,519
Participation Loans	-	-	-	-	107,248	105,636	1,077,730
Other Liabilities(2)	6,813,511	168,185	133,044	174,403	101,446	1,322,686	358,902
Total Liabilities	55,086,411	62,277,979	61,907,387	49,855,738	25,026,097	21,408,995	18,919,151
Stockholders’ Equity	1,382,751	1,501,822	1,418,314	914,807	1,195,852	1,681,913	971,057

Other Financial Data:
Return on Average Assets(3)	0.18%	0.48%	0.28%	(0.12%)	(0.40%)	0.02%	0.17%
Return on Average Equity(4)	7.86%	22.67%	13.76%	(4.20%)	(6.77%)	0.31%	3.32%
Stockholders’ Equity to Total Assets	2.45%	2.35%	2.24%	1.81%	4.56%	7.28%	5.1%

Loan Portfolio:
Principal Funded During Period	$10,999,358	$34,798,790	$40,285,035	$37,727,240	$12,841,741	$6,875,053	$7,168,744
Principal Received During Period	13,489,339	21,286,337	26,060,326	16,733,748	8,005,490	6,970,257	3,730,793
Average Interest Rate For Period	10.74%	11.05%	11.05%	10.66%	10.89%	10.74%	11.00%
Loan Write-off’s as a Percent of Average Portfolio During the Period(5)	0.59%	0.37%	0.46%	0.35%	1.38%	0.75%	0.94%

Notes Payable(6):
Sale of Notes During Period	$2,248,012	$87,950,172	$106,101,789	$120,110,831	$49,008,102	$26,630,166	$22,926,619
Redemption of Notes During Period	17,407,737	77,044,124	95,933,794	96,630,099	44,786,895	24,697,770	18,681,654
Average Interest Rate For Period	7.07%	6.43%	6.53%	6.03%	5.69%	6.00%	6.40%

(1)	Consists of the following: Accrued Interest, Prepaid Expenses, Other Receivables, Investments-Other, Property and Equipment-Net, and Other Assets.

(2)	Consists of the sum of the following: Borrowings, Accounts Payable and Accrued Expenses, and Escrows.

(3)	Using average of beginning and ending balances for assets, and earnings for period (annualized).

(4)	Using average of beginning and ending balances for equity, and earnings for period (annualized).

(5)	Annualized.

(6)	See Note G to the audited financial statements presented elsewhere in this prospectus, which discusses the note payable maturities as of December 31, 2006 in detail.

RISK FACTORS

Your investment in the Notes involves certain risks. In addition to the other information in this prospectus, you should carefully consider the risks described below and all the information contained in this prospectus before deciding whether to purchase any of the Notes.

Risks Related to the Notes and the Offering

The Notes are not insured against loss by the FDIC or any governmental agency.

Neither the Federal Deposit Insurance Corporation nor any other governmental or private agency insures the Notes offered by this prospectus. The repayment of the Notes is dependent solely upon our earnings, our working capital and other sources of liquidity available to us. If these sources of repayment are inadequate, you could lose your entire investment.

We do not set aside funds to redeem the Notes and must rely on our revenues from operations and other sources for redemption.

We do not contribute funds on a regular basis to a separate account, commonly known as a sinking fund, to redeem the Notes upon maturity. Because funds are not set aside periodically for the redemption of the Notes over their term, holders of the Notes must rely on our revenues from operations and other sources of liquidity for redemption. To the extent these sources are not sufficient to redeem the debt, holders may lose all or a part of their investment. See “Liquidity and Capital Resources” in the section of this prospectus entitled “Management’s Discussion and Analysis or Plan of Operation”.

At September 30, 2007, there were approximately $8.44 million of our one day demand notes payable upon one day demand. As of that same date, we had approximately $0.17 million of cash and cash equivalents and approximately $11.83 million in residential first mortgage loans that could be sold to satisfy redemption demands. See “Management’s Discussion and Analysis—Liquidity and Capital Resources” for a more detailed discussion on our liquidity strategy. Our ability to generate revenues from operations in the future is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Therefore, funds from these sources may not be sufficient to meet our anticipated future operating expenditures and Note repayment obligations as they become due. Again, if our sources for repayment are lower than we expect and/or insufficient to redeem the outstanding Notes, holders may lose all or a part of their investment.

We have the right to make a mandatory call of the Notes.

We may prepay the outstanding principal amount of your fixed term notes and demand notes, including the Notes sold in this offering, at any time without penalty or premium. If we do so, you may not be able to re-invest with us or elsewhere at comparable interest rates and therefore earn less interest income than you originally expected.

The Indenture for the Notes does not contain financial, capital or operating covenants or impose limits on our borrowings.

The Indenture for the Notes does not require us to maintain specified capital ratios or require us to meet financial or operating ratios such as debt to total capital, fixed charge coverage or specified levels of earnings before interest, taxes, depreciation and amortization. Although we seek to maintain adequate capital and operating ratios, the Indenture does not limit our ability to increase our debt levels through the issuance of additional Notes or otherwise so long as we are not in default of our payment obligations under the Indenture. If we incur debt beyond our ability to repay our debt you may lose all or a portion of your investment in the Notes.

We are selling the Notes on a best efforts basis without making any arrangements for escrow of the proceeds, and all purchases of the Notes will be irrevocable.

No escrow or trust account will be established and all purchases of the Notes will be irrevocable. Therefore, funds tendered by investors will not be placed in escrow and will be available for use by us immediately. The lack of an escrow arrangement, and the absence of the ability to revoke purchases, could cause greater risk to the investors in the event that insufficient funding is raised in the offering. See the section of this prospectus entitled “Description of the Notes”.

We may incur substantially more debt as a result of this or future offerings.

Our indebtedness could have important consequences to you. For example, it could:
•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing;

•
require the dedication of a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of such cash flow to fund our growth strategy, working capital, capital expenditures and other general corporate purposes;

•	increase our vulnerability to interest rate increases if future debt must be incurred at higher rates of interest than currently exist;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry;

•	place us at a competitive disadvantage relative to competitors with less debt; and

•	make it difficult or impossible for us to pay the principal amount of the Notes at maturity.

We may incur substantial additional debt in the future. The terms of these Notes will not prohibit us from doing so. If new debt is added to our current levels, the related risks described above could intensify.

Our One Day Demand Notes with checking account privileges allow those investors to redeem their investment with one day advance notice to KH Funding, which could increase the volatility of our cash position from time-to-time.

The holders of our one day demand notes (sold both in this offering and other offerings) are given the option to withdraw funds by providing one day advance notice to us of their redemption request, or through the use of a KH Funding-investor joint checking account provided through Bank of America and other local banks. These redemption privileges necessitate that we keep adequate cash reserves available to accommodate immediate redemption requests, which could cause the company to suffer severe cash fluctuations. In an attempt to manage this potential risk carefully, we have established “maximum balance” limits on the amount of our one day and thirty day demand notes that may be held by any one investor. Specifically, no one investor may hold more than an aggregate of $250,000 in one day demand notes and, no one investor may hold more than an aggregate of $500,000 in our thirty day demand notes. We reserve the right to waive these maximum balance limits for any investor; however, we only do so in very limited instances and after careful analysis of the facts and circumstances.

Our maximum balance limits do not provide us complete protection from the possibility of severe cash fluctuations. If we experience severe cash flow fluctuations from operations, it could impair our ability to make principal and interest payments on the Notes.

The Series 4 Notes are unsecured and subordinate in right of repayment to the Series 3 Notes and any other senior debt we may incur.

The Series 4 Notes are unsecured obligations of KH Funding and are subordinated to the Series 3 Notes and any other senior debt we may incur. We are offering up to $220,000,000 of senior debt from this offering and there is no limitation on the amount of senior debt we can incur. Senior debt includes any indebtedness incurred in connection with our borrowings from a bank, trust company, insurance company, or from any other institutional lender. These borrowings do not have to be specifically designated as “senior debt.” If we were to become insolvent, our senior debt would have to be paid in full prior to payment of Series 4 Notes in our liquidation. As a result, there may not be adequate funds remaining to pay the principal and interest on the Series 4 Notes. See the section of this prospectus entitled “Description of the Notes”.

Your ability to liquidate your Notes is limited because of transfer restrictions and the lack of a trading market.

The Notes sold under this prospectus may not be transferred without our prior written consent. In addition, there is no established trading market for the Notes. Due to the contractual restrictions and the lack of a market for the sale of the Notes, which depends upon the presence in the marketplace of both willing buyers and sellers at any given time, there can be no assurance that you will be able to sell the Notes to third parties even if we permit you to do so. See the section of this prospectus entitled “Description of the Notes”.

Investors who purchase Notes for IRA or SEP accounts that we administer could suffer materially adverse consequences if their purchases are determined to be prohibited transactions.

As a trustee, we accept and administer purchases of our Notes by certain kinds of retirement plans, such as individual retirement accounts, or IRAs, and Simplified Employee Pensions, or SEP-IRAs. IRA and SEP-IRA investors are eligible to invest in any of our Series 3 or Series 4 Notes.

The Internal Revenue Code (referred to in this prospectus as the “Code”) prohibits certain dealings between “disqualified persons” and retirement plans. These “prohibited transactions” are defined in Section 4975 of the Code. An IRA or SEP-IRA trustee and an IRA owner or SEP-IRA owner are considered “disqualified persons” for these purposes. If a prohibited transaction occurs, excise taxes, income taxes and loss of the IRA’s tax-exempt status could result.

The Employee Retirement Income Security Act of 1974 (“ERISA”) has similar rules regulating “prohibited transactions” between “parties in interest” and plans. An IRA or SEP-IRA trustee and an IRA or SEP-IRA owner are considered “parties in interest.” Under ERISA, a plan fiduciary (such as the IRA trustee) is responsible for allowing a prohibited transaction or for dealing with plan assets in the fiduciary’s own interest.

Although we believe that an investment in the Notes is not a “prohibited transaction,” we have not requested or received a legal opinion or IRS determination of the circumstances associated with the purchase of our Notes by IRAs and SEP-IRAs, and whether purchase of our Notes is considered a “prohibited transaction” under the Code or ERISA. We encourage you to contact your own professional advisors regarding this matter.

A change in market interest rates may reduce our profits and impair our ability to repay the Notes.

Rapid changes, either upward or downward, in interest rates may adversely affect our profits. Any future rise in interest rates may:
•	reduce customer demand for our products;

•	widen investor spread requirements;

•	change loan prepayment rates;

•	increase our cost of funds;

•	reduce the spread between the rate of interest we receive on loans and interest rates we must pay under our Notes; and

•	limit our access to borrowings in the capital markets.

We are subject to risks associated with decreases in interest rates because we have issued fixed rate investor notes with scheduled maturities of over one year. At September 30, 2007, we had $17.96 million of fixed rate investor notes with scheduled maturities greater than one year. If market interest rates decrease in the future, the rates paid on our fixed rate investor notes that we issue in the future, including Notes, could exceed the current market rate paid for similar instruments which could result in a reduction in our profitability which could impair our ability to repay your Notes.

We are not required to sell all or any specified amount of the Notes to consummate the offering.

We are not required to sell all or any specified amount of the Notes before issuing any Notes and using the proceeds from those sales and/or terminating the offering. The offering may be completed even if substantially less than the total number of Notes offered is sold. The Notes are being sold without the services of an underwriter or broker-dealer and we may not be able to sell the entire $250,000,000 in Notes we are offering in this prospectus. If we are unable to sell a sufficient amount of Notes, we may have insufficient funds to successfully implement our growth strategy. See the section of this prospectus entitled “Plan of Distribution”.

Our management will have broad discretion over the allocation of the proceeds from the offering.

Our management will have broad discretion in determining how the proceeds of the offering will be used. As a result, management could use the funds in a manner contrary to the best interest of investors. See the section of this prospectus entitled “Use of Proceeds”.

Risks Related to Our Business

We have experienced net losses in recent fiscal years and may not achieve consistent profitability.

In the last five fiscal years of operation, we reported net losses for the fiscal years ended December 31, 2005 and 2004. Although we believe we have a good business model, we may not be able to sustain or increase profitability on a quarterly or an annual basis in the future.

Our assessment of the quality of loans we originate and acquire may be inaccurate.

Before we purchase or originate loans, we perform an evaluation of the loans in order to determine whether they are suitable for our portfolio. Our initial evaluation of the loans may be flawed and actual results may be different than expected which, if unfavorable, could adversely affect our financial condition and results of operations. See “Lending Activities” in the section of this prospectus entitled “Our Business”. We generally make “hard collateral” loans. A hard collateral loan is a loan in which the loan amount is equal to or less than 70% of the value of the collateral. Even if these loans default, we underwrite them in such a manner that the underlying collateral should be adequate to cover both the principal and interest due on the loan. Nevertheless, in the future, our loan loss percentage could increase, our assessment of collateral values may be inaccurate, and/or collateral values may decrease due to changes in economic or other conditions, any of which could adversely affect our profitability. See “Allowance for Loan Losses” in the section of this prospectus entitled “Our Business”.

Our borrowers may fail to repay their loans.

Almost all of our income is generated from our lending business. Thus, the primary risk associated with our business is that persons to whom we lend money will fail to repay their loans or will fail to make timely payments to us. If any our borrowers fail to repay their loans when due, then we may be unable to make payments under our Notes and our investors may lose part of all of their investments. The risks relating to the ability of our borrowers to repay their loans are discussed in more detail below. It is impossible to predict whether one of our borrowers will default or what impact any one borrower’s default may have on our business.

Changes in the economic conditions in our lending areas could have a material adverse impact on our financial condition, the ability of our borrowers to repay their loans and the value of the real estate and other collateral securing those loans.

Our lending activities are concentrated in the Washington, D.C. and Baltimore, Maryland metropolitan areas. Any negative changes that arise in the economy and/or real estate market of these areas could have a negative impact on our net income, the ability of our borrowers to make payments under their loans, and any recovery we or you can obtain by proceeding against the collateral securing those loans. Accordingly, negative changes in economic conditions in our lending areas, including the relevant real estate market, could reduce our ability to make payments under our Notes and could also cause you to lose all or part of your investment in us.

We make and acquire “hard collateral” and sub-prime loans, which generally have higher delinquency and default rates than prime mortgage loans.

In the last five years, we have increased our purchasing of loans originated by brokers, banks and other lenders that are considered “hard collateral” loans and sub-prime loans. We intend to continue to expand this component of our operations. Hard collateral loans are those in which the loan amount is equal to or less than 70% of the value of the collateral at the time the loan is made. Sub-prime loans are loans made to persons with weak credit records or a reduced repayment capacities. Hard collateral and sub-prime mortgage loans generally have higher delinquency and default rates than prime mortgage loans. Delinquency interrupts the flow of projected interest income from a mortgage loan, and default can ultimately lead to a loss if the net realizable value of the real property securing the mortgage loan is insufficient to cover the principal and interest due on the mortgage loan.

Recently, the sub-prime mortgage banking environment has experienced considerable strain from rising delinquencies and liquidity pressures. Several high profile sub-prime mortgage lenders have failed. The increased scrutiny of the sub-prime lending market is one of the factors that have impacted general market conditions, as well as several significant sub-prime mortgage originators.

We attempt to manage these risks with risk-based mortgage loan pricing, appropriate underwriting policies, appropriate loan collection methods, and reliance on the “hard-collateral” value of the underlying collateral for each loan. We believe that our exposure to problems in the sub-prime market is limited as a result of several factors. First, we believe that we are underwriting our sub-prime mortgage loans to a higher standard than the failing and delinquent loans from the more aggressive lenders in the mortgage industry. Second, we do not offer the loan products that are receiving the harshest criticism from regulators, commentators and Congress. Notably, as a general matter, the sub-prime loans that we originate or purchase have loan to value ratios at the time the loan is made that are less than 70%, as opposed to ratios of 95% or higher allowed by many sub-prime lenders. In addition, we do not offer so-called “teaser” rate adjustable loans, low or no document or “stated income” loans. Third, our size does not require us to generate or purchase high volumes of sub-prime mortgage loans so we can look much more closely at the individual borrowers, as in the case of loans that we originate. In the case of purchased loans, we rely on strict purchase criteria relating to LTV ratios and documentation. However, if there is a major downturn in real estate values and we experience significant loan defaults, we may not be able to prevent or materially diminish an adverse affect on our financial condition or results of operations. If our underwriting and collection policies and methods are insufficient to control our delinquency and default risks and do not result in appropriate loan pricing, our business, financial condition, liquidity and results of operations could be materially and adversely impacted.

We operate with limited capital levels and stockholders’ equity.

Capital represents the amount that a corporation’s stockholders have invested in the corporation at any point in time. Generally, a stockholder’s right to a return on his or her capital investment is subordinate to the other obligations of the corporation. Accordingly, in the event of a dissolution or liquidation of the corporation, capital is paid only after all persons who have a senior right to payment, such as preferred security holders and holders of debt, have been paid. A greater amount of capital provides a greater amount of protection to debt holders in the event of a liquidation or dissolution. Our debt-to-equity ratio is relatively high, and our capital level provides only a modest amount of protection to the holders of our investor notes, including the Notes. Accordingly, in the event we become insolvent or liquidate and our capital is modest, the holders of our investor notes, including the Notes, could lose all or a part of their investments if our assets are not sufficient to satisfy in full our obligations to those holders.

We have not established a line of credit with any other lender to provide funds for operations.

To fund our operations and to repay our investor notes, including the Notes, we rely solely on our net income and funds received from investors in our investor notes and, from time to time, shares of our common stock. We do not maintain any line of credit with any lender and have no present intention of establishing such a line of credit. Accordingly, if our net income and other traditional sources of funds are not sufficient to pay our debts and other obligations as they come due, our operations, and thus our financial condition and results of operations, could be materially and adversely impacted.

Our allowance for loan losses may be insufficient.

We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, that represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The level of the allowance reflects management’s continuing evaluation of, among other things, general economic, political and regulatory conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan, the value and marketability of the collateral for the loan, loan concentrations, our loan loss experience, current loan portfolio quality. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends all of which may undergo material changes. If management’s assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb future losses, our earnings and capital could be significantly and adversely affected. Although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to our non-performing or performing loans. Material additions to the allowance for loan losses would result in a decrease in our net income and capital and could have a material adverse effect on our financial condition.

Our remedies for collecting on a defaulted loan may be inadequate.

We may fail to collect funds from originated and acquired loans. Our ability to fully recover amounts due under the originated and acquired loans may be adversely affected by, among other things:
•	the financial failure of the borrowers;

•	adverse changes in the values of the real estate or other property that are pledged to secure our loans;

•	the purchase of fraudulent loans;

•	misrepresentations by a broker, bank or other lender;

•	third-party disputes; and

•	third-party claims with respect to security interests.

Any of these events could require us to seek enforcement of a borrower’s guarantee, which could prove to be inadequate to fully collect the loans. Therefore, we may experience losses on acquired or originated loans in the future. These potential future losses may be significant, may vary from current estimates or historical results and could exceed the amount of our reserves for loan losses. We do not maintain insurance covering such losses. In addition, the amount of provisions for loan losses may be either greater or less than actual future write-offs of the loans relating to these provisions. Any of these events could have a materially adverse effect on our business. See “Allowance for Loan Losses” in the section of this prospectus entitled “Our Business”.

Our lending and investment activities are not diverse.

Our operations primarily consist of, and our income is derived from, investing in mortgage loans that we purchase from brokers, banks and other lenders and from loans that we make to small businesses and individuals. In addition, we invest excess cash in investment grade debt securities issued by financial companies that we hold for liquidity and investment purposes. Further, we hold as investments many of the properties on which we foreclose. Most of these properties are held as rental investments. This lack of diversification, of investing only in loans, and to a lesser degree in bonds and real estate, increases our exposure to the risk of loss if a substantial number of our loans become uncollectible. This increases the risk that uncollectible loans could materially affect our financial results.

Our lending activities are concentrated in the Washington/Baltimore metropolitan areas.

Our success depends in large part on the general economic conditions of the Baltimore-Washington metropolitan area. The local economic conditions in the areas have a significant impact on the demand for our loans as well as the ability of our customers to repay loans, the value of the collateral securing loans and the stability of our funding sources. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic occurrences, unemployment, changes in securities markets or other factors could impact these local economic conditions and, in turn, have a material adverse effect on our financial condition and results of operations.

We may not be able to sustain our historical levels of loan originations and acquisitions.

It will be necessary for us to continue adding loans to our investment portfolio because we need to re-invest proceeds of loan payoffs and invest the additional capital received from the sale of our Notes. Our ability to sustain the level of loan originations and purchases needed depends upon a variety of factors outside our control, including:

•	interest rates;

•	economic conditions in our primary market area;

•	decline in real estate values;

•	competition; and

•	regulatory restrictions.

Our success is dependent in part on our senior management team.

We are dependent upon the continued services and experience of our senior management team, including Robert L. Harris, our Chief Executive Officer, Chief Financial Officer, and President, James E. Parker, a Vice President, Louise B. Sehman, our Secretary, and Ronald L. Nicholson, a Vice President. We depend on the services of Messrs. Harris, Parker, and Nicholson and Ms. Sehman and other future members of our senior management team to, among other things, continue our growth strategies and maintain and develop our client relationships.

We have no employment or non-compete agreements with any of our executive officers or other employees. The loss of the services of any of our senior management or any of our other key employees would disrupt our operations and would delay our planned growth while we worked to replace those employees. We currently have in place, on a continuing basis, director and officer insurance. We maintain “key person” life insurance on Robert L. Harris only. As a result, if any of our other key employees were to die or become unable to provide services for us, our operations would be disrupted and we would have no means of recovering any resulting losses. In addition, if Mr. Harris were to die or become unable to provide services for us, there is no assurance that the insurance proceeds would be sufficient to recover any resulting losses.

Our officers, directors and principal stockholders have invested in our investor notes and may invest in the Notes, which may create conflicts of interest.

As of September 30, 2007, certain of our officers, directors and stockholders held Notes Payable with an aggregate principal amount of $11.92 million. Although such persons’ relationship with KH Funding encourages them to act in the best interests of KH Funding, circumstances could arise where such individuals, particularly those that are members of our Board of Directors, will be in a position of allocating available cash in a manner that may not be in the best interests of KH Funding or other holders of the Notes. In addition, as of September 30, 2007, loans made by KH Funding to some of our officers, directors and stockholders totaled $10.42 million. Although we believe that each of these transactions were on terms as favorable as could have been obtained from an unrelated party, they could create, or appear to create, potential conflicts of interest which may not necessarily be resolved in our favor. This could have a material adverse effect on our business, operating results and financial condition. See the section of this prospectus entitled “Certain Relationships and Related Transactions”.

We do not have a compensation committee, which may cause conflicts of interest with our directors and certain of our officers.

Currently, we do not have a compensation committee and do not have current plans to form such a committee. Our Board of Directors makes decisions regarding compensation, including the compensation for directors and executive officers. Our Board of Directors is not entirely comprised of independent members, and one of our executive officers, Mr. Harris, is a member of the Board of Directors. See “Management.” The situation may give rise to conflicts of interests between KH Funding and our directors and certain of our officers, which may not necessarily be resolved in our favor. This could have a material adverse effect on our business, operating results and financial condition.

Our lending activities subject us to the risk of environmental liabilities.

A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Although we have policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our financial condition and results of operations.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements contained, or incorporated by reference, in this prospectus may include projections, predictions, expectations or statements as to beliefs or future events or results or refer to other matters that are not historical facts. Such statements constitute “forward-looking information” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (referred to in this prospectus as the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking statements are based on various factors and were derived using numerous assumptions. In some cases, you can identify these forward-looking statements by words like “may”, “will”, “should”, “expect”, “plan”, “anticipate”, intend”, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of those words and other comparable words. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward-looking statements are disclosed under the heading “Risk Factors” and throughout this prospectus.

USE OF PROCEEDS

If all of the Notes we are offering in this prospectus are sold, we expect proceeds to total $250,000,000 before deducting offering expenses. We currently intend to use the proceeds received from the sale of the Notes in the following manner:

Total Proceeds:	$250,000,000	(1)	100.00%

Offering Expenses:	380,000	(1)	0.15%
Operations:
Note Redemptions	162,253,000	(2)	64.90%
Loan Acquisitions	87,367,000	(3)	34.95%
Total:	$250,000,000		100.00%

(1)	Estimated amounts.

(2)
We intend to use proceeds from this offering to redeem existing investor notes we issued prior to this offering and to redeem Notes sold in this offering that may come due during the offering period. Most of the redemptions come from the high turnover in our investor notes that have checking account withdrawal privileges (as with our Series 3 One Day Demand Notes), and to a lesser degree from the Fixed Rate Notes. We have not allocated any specific amount of the proceeds to be used for Note redemptions to officers, directors, their affiliates or associates. However, may of our officers, directors, affiliates or associates are also our customers. If a customer, which happens to also be an officer, director, affiliate or associate, wishes to redeem his or her investor notes, including Notes, such person will be allowed to do so in the ordinary course of business and on terms consistent with other holders of the same class of investor notes. In addition, we expect to make intermediate investments in bonds which will be converted into higher rate, liquid mortgage loans as such mortgage loans become available. However, we anticipate that such bond investments will never be more than approximately 10% of our total assets.

(3)
We intend to use net proceeds to originate loans as well as to purchase loans from brokers, banks and other lenders. These loans will typically be residential first mortgage loans at interest rates of between 9% and 12% made to a non-occupant owner (investment property loan) with an 80% loan-to-value and a 5 to 10 year balloon payment feature. In addition, we expect to make intermediate investments in bonds which will be converted into higher rate, liquid mortgage loans as such mortgage loans become available. However, we anticipate that such bond investments will never be more than approximately 10% of our total assets.

Proceeds will be used first to pay our offering expenses, and then for the redemption of our investor notes and lastly to make and purchase loans. We currently intend to use approximately 65% of the net proceeds of this offering for the redemption of our investor notes, including the Notes, as they come due, and approximately 35% of the net proceeds to make and acquire loans.

There is no minimum amount of Notes that must be sold under this offering and we do not anticipate any material changes to our planned use of proceeds if we fail to achieve the maximum $250,000,000 offering amount.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

Our primary business activities consist of originating, acquiring and servicing mortgage loans, and issuing interest-bearing debt securities to investors. Our business operations are conducted from our headquarters in Silver Spring, Maryland.

We have been selling investor notes similar to the Notes since 1990. The purchasers of our investor notes have been attracted primarily through word-of-mouth referrals. The proceeds from the sale of Notes are used to redeem outstanding Notes and for investment in real estate mortgage loans, business loans, investment grade debt securities and real property. In past years, we emphasized the direct origination of small commercial real estate mortgage loans and investment property residential mortgage loans. More recently, KH Funding began emphasizing the purchase of first and second mortgage residential loans nationwide from other lenders and from banks.

Our net income depends largely upon our net interest income, which is the difference between interest income from loans and investments, referred to as interest-earning assets, and interest expense on our investor notes and other borrowed funds, referred to as interest-bearing liabilities. Our net interest income is significantly affected by general economic conditions, policies established by regulatory authorities and competition.

KH Funding’s cash flow from operating activities produced a positive $1.93 million in 2006 and is generally positive due primarily to the accruing of interest on our investor notes payable. The cash flows from investing activities are generally negative due to the outflow of funds to borrowers exceeding the repayment of loans from borrowers. In 2006, we funded $40.29 million in new loans and received repayments of $26.07 million from borrowers. The net outlay for investing activities was $14.97 million. The cash flows from financing activities are generally positive due to the proceeds from investor notes exceeding the return of principal (redemption) on investor notes. In 2006, sales of investor notes were $106.10 million and redemptions were $95.93 million. Our cash flow improved $10.29 million during the year as a result of our financing activities.

Recent Developments

Effective December 20, 2007, we entered into a Consent Order with the Securities Division of the Maryland Office of the Attorney General. The execution of the Consent Order concluded the Securities Division’s investigation of KH Funding that resulted from our previously-disclosed unregistered sale from Maryland of certain investor notes between May 2006 and November 2006. In connection with the consent order, the Division of Securities required us to redeem an aggregate of $464,511.07 in investor notes that were sold to unaccredited investors and to offer accredited investors the right to rescind their purchases of investor notes. No accredited investor rescinded its investment. The consent order requires us to comply with the Maryland Securities Act with respect to future offerings and to provide the Securities Division with copies of all reports that we file with the SEC until January 1, 2012.

Comparison of Financial Condition at September 30, 2007 and December 31, 2006

Assets. Total assets decreased by $6.86 million, from $63.33 million at December 31, 2006 to $56.47 million at September 30. 2007. The size of our loan portfolio decreased by $4.51 million, or 8.24%, from December 31, 2006 to $50.20 million at September 30, 2007. Cash decreased by $4.23 million, from $4.40 million at December 31, 2006 to $0.17 million at September 30, 2007. This decrease in assets can be attributed to an increase in loan payoffs, an increase in note redemptions, an inability to accept new funds, and a lack of acquisition or origination of loans.

Liabilities. Total liabilities decreased by $6.82 million, or 11.02%, from $61.91 million at December 31, 2006 to $55.09 million at September 30, 2007. The decrease was due to an decrease of $6.82 million in notes payable to investors.

Equity. Total stockholders’ equity remained fairly steady in dollar terms. It was at $1.38 million at September 30, 2007, compared to $1.42 million at December 31, 2006.

Past Due Loans. We generally make “hard-collateral” loans. A hard-collateral loan is a loan in which the loan amount is equal to or less than 70% of the value of the collateral at the time the loan is made. As of September 30, 2007, we held nine loans that were more than 90 days past due but are still accruing interest. The total amount due on these loans, including accrued interest, was $1.09 million. Six of the loans, totaling $1.01 million, are first mortgage loans on which we do not expect to suffer any loss due to collateral value, and the other three loans are paying currently or we anticipate that they will do so shortly. We continue to accrue interest on these loans based on our assessment of the underlying collateral value. For the nine months ended September 30, 2007, approximately $33,095 of interest income was accrued on loans more than 90 days past due. As of September 30, 2007, there was $29,000 of accrued interest due on loans more than 90 days past due. We monitor these loans on a consistent basis.

Non-Accrual Loans. As of September 30, 2007, there were 14 loans in non-accrual status with a value of $0.56 million. The majority of these loans are first mortgage loans that we believe to be well-collateralized. In the event we have to foreclose on any of these loans, we do not expect any significant loss. We have a specific reserve of $0.22 million and a general reserve of $0.19 million as part of our total reserve of $0.41 million for these loans.

Comparison of Financial Condition at December 31, 2006 and 2005

Assets. Total assets increased by $12.55 million, or 24.73%, to $63.33 million at December 31, 2006, from $50.78 million at December 31, 2005. The size of our loan portfolio increased by $14.03 million, or 34.48%, to $54.70 million at December 31, 2006, from $40.68 million at December 31, 2005. Investments available for sale decreased from $0.65 million to $0.63 million, or 2.8%, due to a decrease in fair market value.

Non-Accrual Loans. As of December 31, 2006 and 2005, non-accrual loans totaled $0.65 million and $0.84 million, respectively. The majority of these loans are first mortgage loans that we believe to be well-collateralized. In the event we have to foreclose on any of these loans, we do not expect any significant loss.

Past Due Loans. As of December 31, 2006 and 2005, we had $1.75 million and $1.63 million, respectively, of loans more than 90 days past due that continue to earn interest, reflecting a 7.36% increase. We believe that these loans are well collateralized, and the borrowers are making regular payments. We do not anticipate the loss of principal or accrued interest receivable on these loans.

Liabilities. Total liabilities increased by $12.05 million, or 24.17%, to $61.91 million at December 31, 2006, from $49.86 million at December 31, 2005. The increase was largely the result of increases in investor notes due to our increased marketing efforts through our broker distribution program.

Equity. Total stockholders’ equity increased to $1.42 million, or 56.04%, at December 31, 2006 from $0.91 million at December 31, 2005 due primarily to net income of $160,568 in 2006 and to sales and grants of common stock.

Comparison of Operating Results for Nine Months Ended September 30, 2007 and 2006

Net interest margin. The average yield earned on loans receivable was 10.74% for the nine months ended September 30, 2007 and 11.05% for the nine months ended September 30, 2006. The average rate paid on investor notes increased to 7.07% for the nine months ended September 30, 2007 from 6.43% for the nine months ended September 30, 2006, due primarily to an increase in the contractual rates we are required to pay on investor Notes that have been renewed. Overall, the net margin on interest decreased to 3.67% for the nine months ended September 30, 2007, from 4.62% for the nine months ended September 30, 2006. This net margin is calculated using contractual rates and excludes fee income and expense. The current net margin of 3.67% is at or near its historical low.

Net Income. Net income for the nine months ended September 30, 2007 was $82,537 compared to net income of $205,455 for the nine months ended September 30, 2006.

Interest Income. Total interest income was $4,568,795 for the nine months ended September 30, 2007, compared to $4,430,322 for the same period in 2006. The additional income resulted primarily from an increase in the average balance of loans receivable during the period when compared to the same period in 2006. The interest income includes point and fee income and interest earned on bank investments and marketable securities.

Interest Expense. Interest expense was $3,270,585 for the nine months ended September 30, 2007, and $2,910,264 for the corresponding period in 2006. The additional expense resulted primarily from an increase in the interest rates paid on investor Notes outstanding. The interest expense includes the amortization of fees paid to brokers-dealers in prior periods for the sale of our investor notes.

Provision for Loan Losses. Our provision for loan losses was $195,000 for the nine months ended September 30, 2007, compared to $175,103 for the nine months ended September 30, 2006. These provisions increased the allowance for loan losses to an amount deemed by management to be sufficient to meet all anticipated loan losses plus a general amount to meet unforeseen loan losses. The adequacy of the allowance is periodically reviewed and adjusted by management based upon past experience, the value of the underlying collateral for specific loans, known or inherent risks in the loan portfolio and current economic conditions.

Non-Interest Income (Loss). We had non-interest losses of $18,800 during the nine months ended September 30, 2007 compared to losses of $101,258 for the corresponding period in 2006. The difference was primarily due to the later period having an increase in the rental income from other real estate owned and smaller losses on the sale of other real estate owned, offset only partially by losses on the sales of securities.

Non-Interest Expense. We experienced a decrease in non-interest expense to $1,001,873 for the nine months ended September 30, 2007 from $1,038,242 for the nine months ended September 30, 2006. Increases in salaries and wages and bank charges were more than offset by decreases in offering costs and various administration costs.

Income Taxes. KH Funding has elected to be treated as a Subchapter S corporation under the Internal Revenue code and accordingly no income tax expense appears in the financial statements.

Comparison of Operating Results for Three Months Ended September 30, 2007 and 2006

Net interest margin. The average yield earned on loans receivable was 10.74% for the three months ended September 30, 2007 and 11.38% for the three months ended September 30, 2006. The average rate paid on investor Notes increased to 7.29% for the three months ended September 30, 2007 from 6.64% for the three months ended September 30, 2006, due primarily to an increase in the contractual rates we are required to pay on investor Notes. Overall, the net margin on interest decreased to 3.45% for the three months ended September 30, 2007, from 4.74% for the three months ended September 30, 2006. This net margin is calculated using contractual rates and excludes fee income and expense.

Net Income/Loss. Net loss for the three months ended September 30, 2007 was $94,593 compared to net income of $35,225 for the three months ended September 30, 2006.

Interest Income. Total interest income was $1,496,298 for the three months ended September 30, 2007, compared to $1,639,065 for the same period in 2006. The decrease in interest income was due primarily to a decrease of $127,077 in interest earned on loans between the two periods. This decrease was due to a decline in our loans receivable portfolio due to normal payoffs and limitations on loan originations. Interest income includes point and fee income and interest earned on bank investments and marketable securities.

Interest Expense. Interest expense was $1,116,327 for the three months ended September 30, 2007, and $1,078,502 for the corresponding period in 2006. The increase in interest expenses resulted primarily from interest on additional borrowing, and an increase in the interest rates paid on investor Notes outstanding that were renewed. The interest expense includes the amortization of fees paid to brokers-dealers in prior periods for the sale of our investor notes.

Provision for Loan Losses. Our provision for loan losses was $75,000 for the three months ended September 30, 2007, compared to $55,832 for the three months ended September 30, 2006. These provisions increased the allowance for loan losses to an amount deemed by management to be sufficient to meet all anticipated loan losses plus a general amount to meet unforeseen loan losses. The adequacy of the allowance is periodically reviewed and adjusted by management based upon past experience, the value of the underlying collateral for specific loans, known or inherent risks in the loan portfolio and current economic conditions.

Non-Interest Income (Loss). We had non-interest losses of $42,153 during the three months ended September 30, 2007 compared to a loss of $109,034 for the corresponding period in 2006. The difference was primarily due to a decrease in the losses on the sale of other real estate owned and the sale of marketable securities.

Non-Interest Expense. We experienced a decrease in non-interest expense to $357,411 for the three months ended September 30, 2007 from $360,472 for the three months ended September 30, 2006. Increases in salaries and wages, professional fees, and insurance costs were more than offset by decreases in offering costs, real estate maintenance, and various administration costs in the current period as compared to the prior period.

Income Taxes. KH Funding has elected to be treated as a Subchapter S corporation under the Internal Revenue code and accordingly no income tax expense appears in the financial statements.

Comparison of Operating Results for Years Ended December 31, 2006 and 2005

The average yield earned on loans receivable increased to 11.05% in 2006 from 10.66% in 2005. The increase was due primarily to a general rise in interest rates during the year as a result of actions by the Federal Reserve.

The average rate paid on investor Notes increased to 6.53% in 2006 from 6.03% in 2005. The net result was a slight decrease in net interest rate spread, which was 4.52% for 2006 as compared to 4.63% in 2005.

Net Income (Loss). Net income for the year ended December 31, 2006 was $160,568 compared to a net loss of ($44,315) for the year ended December 31, 2005. The resulting profitability in 2006 was primarily due to net interest income increasing by $0.98 million even though we had non-interest loss of $0.08 million whereas we had non-interest income of $0.1 million in 2005.

Interest Income. Total interest income was $6.14 million in 2006 compared to $3.53 million in 2005. The additional interest income resulted primarily from the growth in our loan portfolio. The interest income for all periods includes point and fee income, interest earned on bank investments and marketable securities.

Interest Expense. Interest expense was $4.04 million in 2006, an increase from $2.41 million for 2005. The additional expense resulted from a modest increase in investor notes outstanding during the period combined with an increase in the average rate paid on investor accounts to 6.53% in 2006 from 6.03% in 2005. The interest expense includes fees paid to broker-dealers.

Provision for Loan Losses. The provision for loan losses was $312,858 in 2006 and $251,048 in 2005. At year-end our non-accrual loans were $651,895 in 2006 and $836,390 in 2005 and our foreclosed real estate held for sale was $325,223 and $180,302, at those same respective dates. Our allowance for loan losses was $452,154 at the end of 2006 and $369,791 at the end of 2005. Relative to loan write-offs in 2006 of $230,495, our provision for loan losses of $312,858 [this does not match up] is about 136% of our write-offs.

Non-Interest Income. We had a non-interest loss of ($78,307) in 2006 and non-interest income of $101,078 in 2005. The loss in 2006 was principally the result of losses of ($156,482) from the sale of foreclosed properties.

Non-Interest Expense. Non-interest expense increased to $1,550,840 in 2006 from $1,016,039 in 2005. The increase was the result of increased salary expense, professional fees, real estate maintenance associated with foreclosed properties and increased office rent due to expanded facilities.

Income Taxes. KH Funding has elected to be treated as a Subchapter S corporation under the Internal Revenue Code and accordingly no income tax items appear in the financial statements. An S Corporation is an IRS tax classification for a domestically owned corporation with no more than 100 owners who have elected to pay taxes under Subchapter S of the Internal Revenue Code. An S corporation receives the protection of the corporate form, but is taxed like a partnership; it is exempt from the corporate income tax, but its profits flow directly to the stockholders, where they are taxed as personal income.

 Liquidity and Capital Resources

Our primary sources of capital are the proceeds from the sale of our investor notes, principal and interest payments on loans that we originate and acquire, sales of participation interests in loans, and rental income. While maturities and scheduled amortization of loans and investments are predictable sources of funds, the sale of Notes and mortgage loan prepayments are greatly influenced by interest rate trends, economic conditions and competition. Our one day demand notes are a major cause of turnover in our cash balances.

The table below illustrates the sales of investor notes versus redemptions for the years indicated:

Year	Notes Sold	Notes Redeemed	Percentage
2001	$14,418,456	$11,280,177	78.23%
2002	$22,926,619	$18,681,654	81.47%
2003	$26,630,166	$24,697,770	92.74%
2005	$49,008,102	$44,786,895	91.39%
2005	$120,110,831	$96,630,099	80.37%
2006	$106,101,789	$95,933,794	90.42%

We believe that the combination of generally low interest rates on deposit products at commercial banks, the poor performance of the stock market and increasing referrals from customers during the past few years have positioned us to experience solid growth in the number of new investors attracted to our investment products. Based on our monitoring of historic trends and our current pricing strategy for investor notes, management believes that we will retain a large portion of our existing investors and will experience a significant increase of funds from new investors in the future.

Redemption of Notes Payable. Management appreciates that insufficient liquidity to fund redemptions (i.e., requests for redemption exceeding the amount of available funds) is a significant risk associated with our investor notes. Therefore, we carefully manage our investment and liquidity strategy so as to achieve maximum yield on funds while maintaining adequate redemption reserves. Typically, the higher the yield the less liquid the asset. Our most liquid assets are cash and marketable securities (corporate bonds, money market funds), which are immediately available, but generate lower yields. Our less liquid, but higher yielding assets include first mortgage, second mortgage and business loans available for sale or participation; these funds are still readily marketable, but take more time to liquidate. Management monitors historical patterns of redemptions in order to determine the right blend of readily available funds in order to earn the highest yield possible while maintaining sufficient liquidity for redemptions.

One Day Demand Notes. Other than holders of our one day demand notes, no holder can ask for funds sooner than 30 days. Historically, redemption by holders of one day demand notes will not exceed 10% of one day demand note balances on any given day or 30% of one day demand note balances over any period of two weeks, and we make an effort to maintain immediately available funds for such expected requests. Also, during this same period we would normally be experiencing an influx of funds from the sale of Notes (one day, as well as other terms).

Thirty Day Demand Notes. Other than holders of our one day demand and thirty day demand notes, no holder can ask for funds sooner than 90 days. We generally have excess readily available funds for requests by these holders. If there are not funds readily available, we can sell some of our marketable securities or mortgage loans to have the funds available to meet requests for funds holders of these Notes within 30 days. For example, in recent years we increased our holdings of marketable securities because they offered an attractive rate and complemented our investment strategy. The holders provided us with advance notice of their forthcoming redemption requests and we were able to sell some of our holdings of marketable securities in order to cover the requests. At present, we are not actively investing in marketable securities because their rates have remained constant, while the Federal-Funds Target Rate has increased, therefore reducing the margin and making them a less attractive investment option. We expect to begin investing in marketable securities again when corporate bond rates increase, but in the meantime, we are investing more in lower yielding loans that can be sold quickly.

One Year, Three Year and Five Year Fixed Term Notes. All one, three and five year fixed term notes that we issue are redeemable upon maturity, or prior to maturity on 90 days advance notice, subject to a penalty. We believe that this provides us ample notice for redemptions and, if necessary, we can attempt to sell loans individually or in bulk to fund requests from holders of these investor notes. For example, at September 30, 2007, we held $44.07 million in first mortgage residential and commercial property loans that could be sold in part, to a participant bank, or in whole, to other lenders. Further, we held $4.05 million in business line-of-credit loans and second mortgage loans which earn higher yields than the first mortgage loans and can also be sold, although they generally take longer to sell and are normally sold at a discount. The estimated market value of these loans exceeds the outstanding balance of our one day demand and thirty day demand notes and our one year, three year, and five year fixed notes, under which the investor could request redemption at September 30, 2007 of $24.71 million. Note C to the consolidated financial statements presented elsewhere in this prospectus discusses the notes payable maturities in more detail.

We strive to maintain sufficient liquidity to meet all redemption requests and, historically, we have always had the funds available for us to meet our redemption obligations. Nevertheless, if ever necessary, as discussed above we are typically able to sell loans within 30 days, to raise cash to meet redemption requests from holders of thirty day demand or fixed term notes. We make every effort to manage such sales so that we do not have to sell at a discount. Although at times we are able to make such sales at a premium, generally, we make such sales at 100% of full value. If, despite all efforts, our resources were not sufficient to meet all redemption requests, holders could lose all or a part of their investment. In addition, if we were unable to satisfy redemption requests, we could be declared in default under the indenture covering the Notes. See “Description of the Notes.”

Plan to Raise Additional Capital. We intend to continue to expand our operations through future public offerings of our investor notes, and we may also raise funds from the private placement of our capital stock.

We also expect that we will be able to attract more investors who are interested in our longer-term fixed rate Notes. Since February 2003, we have been offering trust services for IRA accounts. Currently, these services are provided by KH Funding personnel that also have other responsibilities; however, we intend to expand these trust services in the future. We believe that IRA investors generally look for investments of a long-term nature, which assists us in managing interest rate risk. IRA investors are eligible to invest in any of the Series 3 or Series 4 Notes.

Rather than directly originating all of our new loans, in the last five years we have increased our purchasing of loans originated by other lenders. These loans are acquired nationwide from brokers, banks and other lenders, usually at a discount, in wholesale bulk purchases. We are able to get a discount because generally, secondary markets allow for discounts on the purchase of hard-collateral and sub-prime closed loans, and we have long-standing relationships with the brokers, banks and other lenders from whom we purchase loans. We intend to continue to expand this component of our operations. There are fewer administrative functions required to support this operation as opposed to direct origination of loans and so we anticipate that as our portfolio shifts to include a larger percentage of purchased closed loans we will be able to expand our business and improve our results of operations.

We intend to purchase more liquid, marketable loans and to increase the volume of loans we purchase. To increase our investment and portfolio activity, we plan to identify and utilize additional brokers, lenders and banks as sources for our loan acquisitions.

Off-Balance Sheet Arrangements

We enter into off-balance sheet arrangements in the normal course of our business. These arrangements consist primarily of our line-of-credit loans or draw-type loans. At September 30, 2007 and December 31, 2006, we had $11.15 million and $16.3 million, respectively, in loans of this type. The unused or unfunded amount on these types of loans totaled $1.46 million and $3.42 million at September 30, 2007 and December 30, 2006, respectively.

In addition to our credit commitment as outlined above, we have certain contractual obligations. See “Liquidity and Capital Resources” in this section for more information.

Known Trends, Events or Uncertainties

Impact of Inflation and Interest Rates. The financial statements of KH Funding and notes thereto, presented elsewhere herein, have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is generally to increase the value of underlying collateral for the loans that we make to our borrowers. Unlike typical industrial companies, nearly all of our assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on our performance than the effects of inflation generally.

Stockholders’ Equity. Total stockholders’ equity has decreased as a percentage of total assets over the last five years, from 5.2% at December 31, 2001 to 2.45% at September 30, 2007. During this time period, total stockholders’ equity in dollars has remained fairly constant while total assets in dollars have increased, causing the equity-to-assets ratio to decrease. Although the ratio has decreased compared to what it has been in the past, management believes that the present ratio remains adequate.

Critical Accounting Policies

Our significant accounting policies are disclosed in the footnotes to the financial statements. Management believes the following significant accounting policies also are considered critical accounting policies:

Loan Impairment. A loan is considered impaired (i.e., placed on non accrual status) when, based on available information or current events, it is probable that we will be unable to collect scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not considered impaired. We measure impairment on a loan by loan basis using the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market value, or the fair value of the collateral if the loan is collateral-dependent. However, impairment is based on the fair value of the collateral if it is determined that the foreclosure is probable.

Allowance for Loan Losses. We periodically evaluate the adequacy of the allowance for loan losses based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that might affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions. While we use information available in establishing the allowance for loan losses, evaluation assessments are inherently subjective and future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. The allowance for loan losses is a material estimate that is particularly susceptible to significant change in the near term.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). This statement provides a single definition of fair value, a framework for measuring fair value, and expanded disclosures concerning fair value. Previously, different definitions of fair value were contained in various accounting pronouncements creating inconsistencies in measurement and disclosures. SFAS No. 157 applies under those previously issued pronouncements that prescribe fair value as the relevant measure of value, except SFAS No. 123(R) and related interpretations and pronouncements that require or permit measurement similar to fair value but are not intended to measure fair value. This pronouncement is effective for fiscal years beginning after November 15, 2007. We are evaluating the impact of this new standard, but we currently believe that adoption will not have a material impact on our financial position, results of operations, or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115, which generally permits the measurement of selected eligible financial instruments, including investment securities, at fair value as of specified election dates and the reporting of unrealized gains or losses on those instruments in earnings at each subsequent reporting date. Generally, the fair value option may be applied on an instrument by instrument basis, but once applied, the election is irrevocable and is applied to the entire instrument. The statement is effective for fiscal years beginning after November 15, 2007, with early adoption permitted as of the beginning of the fiscal year that begins on or before November 15, 2007. We are evaluating the impact of this new standard, but currently believe that adoption will not have a material impact on its financial position, results of operations, or cash flows.

In November 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (FSP) 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. This FSP provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-temporary and recognized as a loss in earnings. Specifically, the guidance clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell has not been made. The FSP also requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Management applied the guidance in this FSP in 2005.

In May 2005, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 154, Accounting Changes and Error Corrections, which changes the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impractical to determine either the period-specific or cumulative effects of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on financial condition, results of operations, or liquidity.

In December 2005, the FASB issued SFAS 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. This statement amends the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and more broadly provides for exceptions regarding exchanges of nonmonetary assets that do not have commercial substance. This statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this standard is not expected to have a material impact on financial condition, results of operations or liquidity.

In December 2005, the FASB revised SFAS 123, Accounting for Stock-Based Compensation. SFAS 123R establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. In 2005, the FASB issued further guidance on the classification and measurement of freestanding financial instruments originally issued for employee service and the application of grant date as defined in SFAS 123R. The Company was required to adopt this statement on January 1, 2006. The impact of SFAS 123R on KH Funding in 2006 and beyond will depend on various factors, among them being our future compensation strategy. The adoption of this standard is not expected to have a material impact on financial condition, results of operations or liquidity.

In December 2003, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. SOP 03-3 requires acquired loans, including debt securities, to be recorded at the amount of the purchaser’s initial investment and prohibits carrying over valuation allowances from the seller for those individually evaluated loans that have evidence of deterioration in credit quality since origination, and it is probable all contractual cash flows on the loan will be unable to be collected. SOP 03-3 also requires the excess of all undiscounted cash flows expected to be collected at acquisition over the purchaser’s initial investment to be recognized as interest income on a level-yield basis over the life of the loan. Subsequent increases in cash flows expected to be collected are recognized prospectively through an adjustment of the loan’s yield over its remaining life, while subsequent decreases are recognized as impairment. Loans carried at fair value, mortgage loans held for sale, and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of SOP 03-3. We adopted the provisions of SOP 03-3 effective January 1, 2005. The adoption of this standard did not have a material impact on financial condition, results of operation or liquidity.

OUR BUSINESS

KH Funding conducts mortgage banking operations from its headquarters in Silver Spring, Maryland. Our primary business activities consist of originating, acquiring and servicing mortgage loans, and issuing interest bearing debt securities to investors, such as the Notes offered in this prospectus (our debt securities are sometimes referred to generally in this prospectus as “investor notes”). We emphasize the direct origination of small commercial real estate mortgage loans and investment property residential mortgage loans. We also purchase first and second mortgage loans secured by residential real estate from other lenders and banks around the country.

Our net income depends largely upon our net interest income, which is the difference between interest income we earn from our loans and investments, referred to as interest-earning assets, and interest expense that we pay on investor notes and other borrowed funds, referred to as interest-bearing liabilities. Our net interest income may be affected by general economic conditions, policies established by regulatory authorities and competition.

Operations

We operate from a suite of offices located in Silver Spring, Maryland. We act as a mortgage banker or purchaser of mortgage and business loans and perform the record keeping, loan administration and servicing functions with regard to our assets and liabilities. We also administer our program of issuing and selling fixed and variable rate debt securities of varying maturities. For example, our mortgage loan servicing includes collecting payments, paying property taxes and insurance, and if necessary, instituting foreclosure procedures. In addition, in February 2003 we were approved by the Internal Revenue Service as a retirement account trustee. We accept and administer purchases of our investor notes for IRA and SEP accounts. Currently, these services are provided by KH Funding personnel that have other responsibilities; however, we intend to expand these trust services in the future.

Our assets of $56.47 million at September 30, 2007 consist primarily of cash, mortgages, real property and investment securities. In the normal course of business we collect the income generated by the assets; receive funds from investors; handle the redemption of investor notes; and maintain and track the receipts, disbursements and balances on escrow accounts established by the borrowers.

The following table sets forth certain information relating to KH Funding for the five years ended December 31, 2006. The average yield and cost of funds are derived by dividing interest income or interest expense by the average balance (exclusive of nonaccrual loans and of unamortized fees and costs) of loans receivable or investor notes, respectively, for the years shown. The interest categories are at contract rates and exclude the amortization of related fee income and expense.

Year	Average Yield Loan Portfolio	Cost of Funds Investor notes	Net Interest Rate Spread
2001	11.94%	7.86%	4.08%
2002	11.00%	6.40%	4.60%
2003	10.74%	6.00%	4.74%
2005	10.89%	5.69%	5.20%
2005	10.66%	6.03%	4.63%
2006	11.05%	6.53%	4.52%

Although 2006 proved to be an environment of rising interest rates, our sale to investors of our one day demand notes with checking account access has helped us to keep our cost of funds from rising at a faster rate because these investor notes earn below the average rate of interest on our other investor notes. Also helping to control our cost of funds was the turnover in our one and three year fixed term notes that matured in 2006. These investor notes have largely been reinvested in our one, three and five year fixed term notes that pay less interest than the maturing note. The rates paid on our one day and thirty day demand notes are changed according to changes in the federal funds target rate. The decrease was due primarily to a slightly lower average interest rate on the new loans we added to our portfolio.

Properties

We rent office space from which we operate our headquarters at 10801 Lockwood Drive, Suite 370, Silver Spring, Maryland 20901. The annual rent for this office space is $101,748, and the lease expires on October 31, 2015. Management believes that our properties are adequately insured.

Technology

We maintain an off-site secondary location which has full back-up operability with up-to-date information. The software we use to track our loan portfolio is used commercially by over 300 other subscribers. Our investment account software was made to our specifications to allow us to service the holders of our investor notes in an efficient and timely manner.

Customer Service

We provide monthly statements and timely, personal service to our investors, which have always cultivated a good “word-of-mouth” referral system. We have developed and made available to our investors on-line access to their accounts at our Internet website, www.khfunding.com. The website allows investors to view their account information at anytime, such as account balances, maturity dates and recent transactions. Access to the website allows investors to complete transfers from one account to another account, order wire transfers, and request withdrawals.

Business Strategy

Our business strategy is to grow and enhance our profitability by increasing our portfolio of mortgage and business loans. The additional funds necessary to carry through with this strategy will be obtained through the sale of investor notes. In addition, we may seek to raise funds through private sale of our capital stock.

We intend to continue managing our assets and maintaining strict collection procedures for any problem assets in order to increase our profitability. We expect to realize more operating efficiencies and cost controls as we invest the proceeds from future offerings, as we do not expect significant additional personnel or facilities will be needed.

We have been expanding the distribution for our investment products by engaging in strategic alliances with several major financial services firms throughout the country. We currently have selling agreements with Capital Financial Services, Spencer Edwards Inc. and CapWest Securities, Inc., broker-dealer members of the National Association of Securities Dealers (NASD) with a network of over 350 registered representatives primarily in the Midwest and West. These alliances give us the ability to sell our investment notes through a network of financial consultants in defined geographic locations. During 2006, sales by NASD broker-dealers established approximately 522 new investment accounts providing over $11 million in funds to KH Funding. We plan to further increase our distribution network, and are currently in negotiations with other NASD member broker-dealers interested in distributing our investor notes in parts of the United States where we are not currently represented.

Market Area and Credit Risk Concentration

Our lending activities are concentrated primarily in the Washington, D.C. and Baltimore, Maryland metropolitan areas. We also purchase residential mortgage loans from banks and other lenders in other states. As of September 30, 2007, our average loan size was approximately $277,663. Our larger loans, above $250,000, are made with a strong emphasis on collateral-based underwriting as opposed to relying primarily on credit scoring.

Competition

KH Funding faces significant competition both in making loans and in attracting investor funds. Our competition for loans comes principally from commercial banks, mortgage companies, insurance companies and other financial service companies; often these are local (and sometimes smaller) independent loan companies or individuals. Our competition for investor funds has historically come from competitors offering uninsured products, such as the mutual fund industry, securities and brokerage firms and insurance companies, as well as insured money market accounts and certificates of deposit at commercial banks.

We are finding that in originating loans, and acquiring loans, there has been increased competition from large institutions. We do not believe that this trend is material to our financial condition or operations at this point. However, if this trend continues, it is possible that we may have difficulty originating or obtaining loans that meet our standards or that we will have difficulty competing with these larger originators, which often enjoy a lower cost of funds.

We believe that we will continue to be able to attract investors to our investment products. Our one, three and five year fixed term notes are priced at a rate that is normally more than 200 basis points (2%) above insured investments for a similar term at commercial banks. Our one day and thirty day investor notes are competitively priced with other uninsured investments that have similar features such as checking account and withdrawal features. We provide holders of our one day demand notes with KH Funding-investor joint checking accounts through Bank of America and other local banks to access their funds (this feature is not offered to South Carolina residents). The checking account privileges are exclusively for funds invested in investor notes and allow the holders of one day demand notes to execute redemption or investment requests conveniently, quickly and with less expense than by wire transfer or the mail. The holder may write a check against the account, which reduces the note balance. The holder may add to their investment by making deposits at the bank through which the checking accounts are provided.

Lending Activities

Our loan portfolio consists primarily of first and second mortgage loans that we have originated or acquired from other lenders. We also hold several business line-of-credit and fixed-term loans that we have directly originated. A small portion of our portfolio contains loans for consumer purposes such as auto and personal loans, and a few loans secured by the borrower’s non-real estate assets, such as stock.

We rely on community contacts as well as referrals from existing customers, attorneys and real estate professionals to generate business within our lending area. In addition, we have developed a list of brokers, banks and lenders nationwide that sell us loans.

We have developed underwriting policies to control the inherent risks in the origination and acquisition of loans. The policies address approval limits, loan-to-value ratios, appraisal requirements, debt service coverage ratios, loan concentration limits and other matters relevant to loan underwriting.

First Mortgage Lending

Direct Origination. We primarily originate first mortgage loans for investment (rented) residential real estate, and small commercial properties. For these commercial property mortgage loans, we require an independent appraisal, title and hazard insurance and a recorded deed of trust in our name. In addition, for commercial loans we generally require an environmental site assessment be performed. Further, we may require borrowers to make payments to a mortgage escrow account for the payment of property taxes and insurance. We monitor to ensure that all applicable taxes are paid and insurance is maintained.

These loans have a loan-to-value (“LTV”) of 80% or less, with an average of 70%, at the time the loan is made. Credit scores of the borrowers generally range in the mid 600’s, with average scores of 500 for sub-prime loans and 640 for prime loans. Credit scores are determined by complex computer programs which take into consideration many factors. There are three companies that are the primary providers of credit reports and credit scores for individuals. We generally obtain credit reports and/or credit scores from all three companies, and are a member of one, Equifax. Credit scores range from the 400s to the 800s. The lower the score, the lower the “quality” of credit or creditworthiness of the individual. Credit scores from 580 to mid-600’s will generally indicate a “C/C+” borrower, mid-600s to 680 is an “B-/B/B+” borrower, high-600s to low-700s is an “A-” borrower and 720 or higher is an “A” borrower. Lenders adopt different guidelines for acceptability regarding credit scores. For us a credit score of 580 to the 800s (the highest score possible) is within the range of acceptability in order to make or acquire a loan, however, we prefer the credit score to be in the mid-600s and above. The borrowers with a score below the mid-600s must provide us with a reason, or reasons, which mitigate the below mid-600s score.

Acquired Loans. The first mortgage loans we acquire nationwide are generally 90% LTV, or less, and they have been made to sub-prime borrowers. The majority of these loans are for lower-priced properties and the interest rates are usually 9.5% to 11.5%. We have not acquired any of these loans since 2004.

Second Mortgage Lending

Direct Origination. The majority of our stand-alone, second mortgage loans, in which we do not hold a first mortgage on the property, are on owner-occupied properties in which the borrowers are consolidating debts. The average LTV at the time the loan is made is up to 100%. The borrowers’ credit scores generally start at 580 and average in the low 600’s. The origination of these loans was discontinued in 2005.

Acquired Loans. We only acquire second mortgage loans if they have a total LTV at the time the loan is made of less than 100%. We formerly purchased loans with LTVs of up to 125%. However, we discontinued that practice in 2000. We also greatly curtailed purchasing stand-alone second mortgage loans in 2000, as we would prefer to also hold the first mortgage when a loan has a combined LTV of more than 90%. However, with a credit score in the low to mid 600’s and up, we will still purchase stand-alone second mortgage loans.

Business Lending

We directly originate loans to small businesses. We do not acquire small business loans. Most of the loans we make of this type are for a business generating less than $1,000,000 in gross revenue. If the business owns real estate, we will obtain a lien on the property(ies) owned by the business as part of our loan. If the business does not own real estate, we will usually place a lien on the primary residence of the owner(s) of the business. We prefer to extend credit facilities to a business only when the fair value of the equity in the real estate we have a lien on exceeds the loan amount. We are more collateral-sensitive when making business loans than we are “cash flow” sensitive. In other words, if we are considering a loan for a development stage or start-up business and we find the business plan or the results of operations for the business borrower to be reasonably acceptable, and the credit score of the borrower to be at the high end of our range of acceptability, then we will make the loan provided we are well secured with real estate collateral. Generally, the cash flow will not be present at the time the loan is closed, but will be expected to develop with the use of the loan proceeds. However, we do require that the borrower(s) have good credit and a reasonable ability to repay the loan. In the instances in which a business has accounts receivable as a primary source of repayment we will obtain a lien on the accounts receivable.

Other Assets Lending

Some of the loans in our portfolio are not secured by real estate or business assets. Automobiles and our investor notes secure the majority of these loans. These types of loans are generally made to borrowers with whom we have a long-standing relationship.

Unsecured Lending

Less than one percent of our loan portfolio contains unsecured loans. The majority of these loans are for small amounts, under $5,000, made to borrowers with whom we have a long-standing relationship, or who have been referred to us by our trusted customers. A few of these loans are to borrowers with whom we originally held a collateralized loan, but the collateral has been foreclosed upon and the balances represent the deficiency.

The following table sets forth the composition of our loan portfolio by collateral type in dollar amounts for the periods indicated:

	Year Ended December 31,		Nine months Ended September 30, 2007
Loans By Collateral Type	2006	2005	(unaudited)
Residential Real Estate First Mortgage	$15,403,919	$6,801,400	$12,015,254
Business Assets and Commercial Real Estate First Mortgage	2,948,930	5,159,408	3,099,982
Residential Investment Property First Mortgage	33,023,531	24,557,184	32,053,437
Residential Real Estate Second Mortgage	1,153,487	2,103,760	947,945
Other Assets (Auto, Stock)	1,978,712	2,035,215	1,754,372
Other Loans	407,751	441,843	450,663
Total Loans Receivable (Before Allowance for Loan Loss)	54,916,330	$41,098,810	$50,321,653

Unearned fees	239,844	(50,078)	289,603
Less allowance for loan losses	(452,154)	(369,791)	(414,354)
Total loans receivable, net	$54,704,020	$40,678,941	$50,196,902

Loan Approval Procedures and Authority. The Chief Executive Officer may approve any loan up to and including $500,000. The Chief Executive Officer and another member of our Board of Directors must approve all loans over $500,000.

Security of Loan Collateral Procedures. We have no internal appraisers and, as such, we rely on independent appraisers to determine the value of collateral underlying a loan. For commercial property mortgage loans, in addition to an independent appraisal, we generally require an environmental site assessment to be performed. We also require title and hazard insurance on the property for all first and second mortgage loans. We require a recorded deed of trust. In addition, we may require borrowers to make payments to a mortgage escrow account for the payment of property taxes and insurance. We monitor that all applicable taxes and insurance are paid.

Non-Performing Assets

Non-accrual loans include loans which are more than 90 days past due, and which have been identified by management as presenting uncertainty with respect to the collection of interest or principal. Once a loan is placed on non-accrual status, we cease the recognition of interest earnings on these loans.

Loans are placed on non-accrual status either when reasonable doubt exists as to the full and timely collection of interest and principal, or when a loan becomes past due 90 days or more and there are no extraordinary circumstances indicating payments on the loan will continue.

Allowance for Loan Losses

We maintain an allowance for loan losses. The allowance is increased by corresponding charges to provision for loan losses, and by recoveries of loans previously written-off. Write-off of a loan decreases the allowance. The adequacy of the allowance is periodically reviewed and adjusted by management based upon past experience, the value of the underlying collateral for specific loans, known or inherent risks in the loan portfolio and current economic conditions.

The most common known risk in the loan portfolio is a non-performing or impaired loan (i.e., the loan is more than 90 days late and the possibility of collection is remote). If we have specific knowledge or some other reason to consider a loan impaired, management reviews the loan to determine if an impairment loss is required. Collections on the loan reduce the balance of the impaired asset.

If the non-accrual loan begins performing again, then it is reclassified as a performing asset and will accrue interest retroactively from the last date interest had been previously accrued.

If the impaired asset is only partially recovered, or if after all legal remedies have been exhausted no recovery, or no additional recovery, is available, then the un-recoverable portion is written off against the loan loss allowance and the balance of the loan loss allowance is decreased by the amount of the loan being written-off.

Our historical loan loss experience:

Year Ended December 31,	Average Total Loans	Write-Offs Net of Recoveries	Percent
2001	$11,590,130	$104,964	0.91%
2002	$14,823,498	$139,069	0.94%
2003	$15,900,842	$111,278	0.75%
2004	$17,676,284	$244,389	1.38%
2005	$32,473,227	$114,568	0.35%
2006	$49,784,567	$230,495	0.46%

At September 30, 2007 and at December 31, 2006 and 2005, non-performing assets were as follows:

	2006	2005	September 30, 2007
Loans on non-accrual status	$651,895	$836,390	$550,997
Real estate held for sale	325,223	180,302	1,745,223
Total nonperforming assets	$977,118	$1,016,692	$2,296,220

Loans 90 days past due and still accruing interest	$1,748,342	$1,625,356	$1,085,753

All of the loans 90 days past due which are still accruing interest are adequately collateralized and management does not anticipate the loss of principal or accrued interest receivable on these loans.

Governmental Regulations

Federal and State Licensing and Supervision

We may from time to time be subject to federal and state laws and regulations relating to banking or lending operations. These regulations may:

•	require us to obtain and maintain additional licenses and qualifications;

•	Subject us to supervision of and examination by regulatory agencies;

•	limit the interest rates, fees and other charges that we are allowed to collect;

•	limit or prescribe other terms of our loan arrangements with borrowers; and/or

•	subject us to potential claims, defenses and other obligations.

USA PATRIOT Act

Congress adopted the USA PATRIOT Act (the “Patriot Act”) on October 26, 2001 in response to the terrorist attacks that occurred on September 11, 2001. Under the Patriot Act, certain financial institutions are required to maintain and prepare additional records and reports that are designed to assist the government’s efforts to combat terrorism. The Patriot Act includes sweeping anti-money laundering and financial transparency laws and required additional regulations, including, among other things, standards for verifying client identification when opening an account and rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering. This law may impose significant burdens on us to the extent it applies, now or in the future, to our operations.

Governmental Monetary and Credit Policies and Economic Controls

The earnings and growth of the lending industry and ultimately of KH Funding are affected by the monetary and credit policies of governmental authorities, including the Board of Governors of the Federal Reserve System (the “FRB”). An important function of the FRB is to regulate the national supply of credit in order to control recessionary and inflationary pressures. Among the instruments of monetary policy used by the FRB to implement these objectives are open market operations in U.S. Government securities, changes in the federal funds rate, changes in the discount rate of member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth of bank loans, investments and deposits and may also affect interest rates charged on loans or paid for deposits. The monetary policies of the FRB authorities have had a significant effect on the operating results of lending institutions in the past and are expected to continue to have such an effect in the future. In view of changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities, including the FRB, no prediction can be made as to possible future changes in interest rates or loan demand or their effect on our business and earnings.

Federal Securities Laws

We are subject to information reporting and other requirements of the Exchange Act. The federal Sarbanes-Oxley Act of 2002 and the regulations adopted in furtherance thereof made several changes to the Exchange Act to which we are subject. These changes impose additional requirements and restrictions on us, including, among other things, restrictions on loans to and other transactions with insiders, additional disclosure requirements in the reports and other documents that we file with the Securities and Exchange Commission (referred to in this prospectus as the “SEC”), and other corporate governance requirements.

Environmental Laws. Certain environmental regulations may affect our operations. For example, our ability to foreclose on the real estate collateralizing our loans may be limited by environmental laws which pertain primarily to commercial properties that require a current or previous owner or operator of real property to investigate and clean up hazardous or toxic substances or chemical releases on the property. In addition, the owner or operator may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and cleanup costs relating to the contaminated property. While we would not knowingly make a loan collateralized by real property that was contaminated, it is possible that the environmental contamination would not be discovered until after we had made the loan.

Future Legislation

Periodically, the federal and state legislatures consider bills with respect to the regulation of financial institutions. Some of these proposals could significantly change the regulation of the financial services industry. We cannot predict whether such proposals will be adopted or their effect on us if they are adopted.

Although we believe that we are currently in compliance with statutes and regulations applicable to our business, there can be no assurance that we will be able to maintain compliance with existing or future governmental regulations. The failure to comply with any current or subsequently enacted statutes and regulations could result in the suspension or termination of our applicable laws and would have a materially adverse effect on us. Furthermore, the adoption of additional statutes and regulations, changes in the interpretation and enforcement of current statutes and regulations, or the expansion of our business into jurisdictions that have adopted more stringent regulatory requirements than those in which we currently conduct business could limit our activities in the future or significantly increase the cost of regulatory compliance.

Insurance

We maintain the following types of insurance for the benefit of KH Funding:

•	Bankers Bond: fidelity and theft coverage of $500,000;

•	Mortgage Impairment: covers losses to properties when the borrower’s policy has expired;

•	Property Damage-Vacant Properties: covers losses to properties immediately after we take title, if they are vacant;

•	Liability Coverage-Vacant Properties: covers liability losses to individuals at vacant properties after we take title;

•	Key Man Life: $2.7 million payable to KH Funding in the event of the death of Robert L. Harris;

•	Key Man Disability: $12,000 per month payable for one year to KH Funding in the event of the disability of Robert L. Harris

•	Umbrella Liability: $2 million in excess liability coverage above any primary liability coverage that we maintain;

•	Landlord Policies for Individual Rental Properties: basic insurance for rented properties;

•	Health Insurance: maintained for the benefit of the employees; and

•	Business Owners Policy: comprehensive business and liability coverage

•	Director’s and Officer’s Liability:

Personnel

At December 31, 2007, we had seven full-time employees (working more than 30 hours per week) and three part-time employees (working fewer than 30 hours per week.)

Legal Proceedings

We are involved periodically in various claims and lawsuits that arise in connection with our financial services business. We believe that currently pending legal proceedings, in the aggregate, are not material to our financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

We currently have five members on our Board of Directors, who are elected to annual terms and until their successors are elected and qualified. Executive officers are appointed by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors or executive officers.

The following table sets forth the names, ages and positions of our current directors and executive officers:

Name	Age	Position(s)
Robert L. Harris	57	Chief Executive Officer, President, acting Chief Financial Officer and Director
James E. Parker	59	Vice President
Louise B. Sehman	73	Secretary
Ronald L. Nicholson	53	Vice President-Accounts and Loan Administration
Jack H. Breskow*	78	Director
Dr. Mervyn Feldman*	73	Director
Alvin Shapiro*	76	Director
Jeremiah P. Connor*	68	Director

* The Board of Directors had determined that these directors are “independent directors” as that term is defined in Section 803 of the The American Stock Exchange Listed Company Guide.

ROBERT L. HARRIS, age 57, was a founder of KH Funding Company in 1990 when he also began his service as Managing General Partner and then President. He has been the President, Chief Executive Officer and a director of KH Funding since its incorporation in 1994, and has served as interim Chief Financial Officer since October 5, 2007. Prior to founding KH Funding, Mr. Harris owned and operated businesses and managed commercial and corporate real estate for various firms in Maryland. He attended the Citadel Military College and Montgomery College.

JAMES E. PARKER, age 59, joined KH Funding Company in 1997 and serves as Vice President. Mr. Parker has served as the Chief Financial Officer and Treasurer of KH Funding, as well as Vice President of Investor Relations and Trust Services. Mr. Parker was an assistant controller of a lumber and supply company before joining us. He earned a Bachelor of Science from the University of Maryland.

LOUISE B. SEHMAN, age 73, joined KH Funding Company in 1992. She currently serves as our Corporate Secretary. Ms. Sehman was a payroll supervisor for a convenience store chain before joining us. She attended the University of Maryland. Ms. Sehman retired as Chief Financial Officer and Treasurer effective March 31, 2006.

RONALD L. NICHOLSON, age 53, joined KH Funding Company in 1996. He currently serves as the Vice President of Accounts and Loan Administration.

JACK H. BRESKOW, age 78, has served as a director of KH Funding Company since its incorporation in 1994. Mr. Breskow is an executive officer of Jack H. Breskow and Associates, Ltd., which provides business, estate and financial planning services to its clients. He is a Certified Life Underwriter and Accredited Estate Planner.

DR. MERVYN FELDMAN, age 73, has served as a director of KH Funding Company since 1998. Dr. Feldman maintains an active medical practice specializing in podiatry. He attended Wilson Teachers College and the Pennsylvania College of Podiatric Medicine.

ALVIN SHAPIRO, age 76, has served as a director of KH Funding Company since 2005. Mr. Shapiro is president of an actuarial firm which specializes in small business pension plans. Mr. Shapiro is a stockbroker, has his Series 6 license and has insurance industry designations of CLU and CHFC. Mr. Shapiro has a MBA from John Hopkins University and a Bachelors of Science in Finance from American College.

JEREMIAH P. CONNOR, age 68, has served as a director of KH Funding Company since 2005. Mr. Connor is currently a partner of Connor & Assoc. CPA’s, P.C. Mr. Connor is a Certified Public Accountant with over 35 years of accounting experience. Mr. Connor is a distinguished member of state and national CPA organizations. He graduated with a Bachelor of Commercial Science from Benjamin Franklin University.

Audit Committee

The Board of Directors currently has a standing Audit Committee, whose members are Messrs. Connor and Shapiro (Chairperson). The Audit Committee is responsible for reviewing the audit policy and program, recommending any policy changes to the Board of Directors, and the appointment, replacement, compensation, and general oversight of our independent auditors. The Audit Committee meets with the external auditors, reviews all of our SEC filings, oversees our internal control structure and reports to the Board of Directors on the findings.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics that applies to our directors and to all our executive officers, including without limitation our principal executive officer and principal financial officer. A copy of our Code of Ethics is posted on our website, www.khfunding.com. In addition, a copy of our Code of Ethics will be provided without charge to any person upon request. Requests should be directed to our Corporate Secretary at KH Funding, 10801 Lockwood Drive, Suite 370, Silver Spring, Maryland 20901. You may also request a copy by calling us at (301) 592-8100.

Director Compensation

The following table provides information about compensation paid to or earned by our directors during 2007 who are not also named executive officers (as defined below).

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Total ($)
Jack H. Breskow	900	0	0	900
Dr. Mervyn Feldman	0	0	0	0
Alvin Shapiro	1,200	0	0	1,200
Jeremiah P. Connor	4,000	0	0	4,000

(1)
Amounts calculated using the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments”. See Note A to the audited financial statements and Note F to the unaudited interim financial statements under the heading “Stock Based Compensation” contained elsewhere in this prospectus regarding assumptions underlying valuation of equity awards.

(2)	The value of the stock was $3.00 per share at the time of grant.

(3)	There were no options outstanding for purchase of shares by the above named directors at December 31, 2006.

Directors received a maximum of either (i) $300 or (ii) an outright grant of $300 worth of our common stock (approximately 100 shares) for each Board meeting attended. No additional fees are paid for attendance at any Committee meetings. Stock awards to the directors were not granted pursuant to our 2005 Equity Incentive Plan (see “Equity Compensation Plans” below).

Executive Compensation

The following table sets forth the total remuneration for services in all capacities awarded to, earned by, or paid to our President and Chief Executive Officer, sometimes referred to in this prospectus as the “named executive officer” for each of the last two completed fiscal years. No other person who served as an executive officer during 2007 earned total compensation in excess of $100,000 for 2007 (or would have earned in excess of such amount had they been an executive officer as of December 31, 2007). We do not maintain any non-equity incentive compensation, pension or other retirement, or non-qualified deferred compensation plans for our executive officers.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Robert L. Harris, President/CEO/CFO(1)	2006	123,900	2,283	0	4,715	0	130,898
	2007	132,291	2,383	0	0	0	134,674

(1)	Mr. Harris also serves as a director of KH Funding for which he receives standard director compensation as discussed above. However, he did not accept any director compensation in 2007 or 2006.

Employment Arrangements

Executive officers are employed on an at-will basis and are not parties to any written employment agreement. Our employment arrangements entitle the executive, while employed, to an annual salary and participation in the bonus, equity and other plans discussed above, as well as health, dental and life insurance programs in place for executives from time to time.

For 2008, Mr. Harris is entitled to an annual salary of $132,291.

Bonus Program

All of our employees, including Mr. Harris, are entitled to an annual bonus equal to one-half of one week’s pay, based on their salary levels for that year.

Equity Compensation Plans

We maintain two equity compensation plans for executive officers and employees: (i) the 1998 Stock and Incentive Plan; and (ii) the 2005 Equity Incentive Plan.

The 1998 Stock and Incentive Plan was approved by the Board of Directors and its stockholders in 1998 and was replaced by the 2005 Equity Incentive Plan. The plan provided for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and/or performance units to key employees designated by the Board or its designated committee. Awards vested, were exercisable and terminated in accordance with the individual terms of the award agreements granting such awards. Awards could be payable in shares of our common stock, cash, or other securities, as determined by the Board and set forth in the award agreement. Awards were subject to adjustment and acceleration of vesting under certain specified conditions.

The 2005 Equity Incentive Plan was approved by the Board of Directors and our stockholders in 2005 and expires on January 27, 2015. The plan provides for the grant of incentive stock options to our officers and employees, and non-qualified stock options, stock bonus grants and/or restricted stock purchase grants to directors, officers, employees and consultants. Awards vest, are exercisable and terminate in accordance with the individual terms of the award agreements granting such awards. Awards are payable in shares of our common stock. Awards are subject to adjustment and acceleration of vesting under certain specified conditions. At adoption, we reserved 1,000,000 shares of common stock for future issuances under this plan.

The following table sets forth for the named executive officer certain information about equity awards under all plans that remained unexercised at December 31, 2007:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date
Robert Harris	150,000	2.00	9/30/2009	0	50,000	3.30	7/10/2011

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, in the ordinary course of our business, we enter into loan transactions (both as lender and borrower) with our directors and executive officers, persons who beneficially own more than 5% of our outstanding common stock, and the family members and other affiliates of such persons. All such transactions are consummated on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other customers. The following table sets forth information with respect to investments in our investor notes by related persons (as defined in Item 404 of the SEC’s Regulation S-B) since January 1, 2006 in which the amount involved exceeded the lesser of $120,000 or 1.00% of our average total assets at year-end for the last three completed fiscal years. We did not engage in any other transactions with a related person requiring disclosure pursuant to Item 404 of Regulation S-B.

INVESTOR NOTE ACCOUNTS

Investor	Relationship	Beginning Balance	Balance as of 12/31/07	Highest Balance During Period 1/1/2006 - 12/31/2007	Interest Rate
Mervyn Feldman	Director	$17,239	$15,288	$42,949	6.00%
Mervyn Feldman	Director	$486,725	$471,172	$549,711	6.25%
Mervyn Feldman	Director	$14,715	$2,632	$43,596	6.00%
Mervyn Feldman	Director	$21,393	$433	$40,389	6.00%
Mervyn Feldman	Director	$52,769	$36,636	$73,415	6.25%
James Parker	Officer	$69,954	$117	$102,731	6.00%
Doug Kelly	Stockholder	$1,287	$4,734	$158,331	6.25%
Louise Sehman	Officer	$14,503	$9,613	$17,519	6.25%
Jin S. Kim	Stockholder	$220,155	($10,725)	$262,775	7.75%
Jin S. Kim	Stockholder	$8,192	$10,022	$10,022	7.85%
Richard Allen	Stockholder	$2,118	$2,232	$2,232	9.06%
Richard Allen	Stockholder	$621,645	$1,466	$629,301	6.25%
Solomon Kaspi	Stockholder	$35,885	$47,007	$47,007	9.00%
Solomon Kaspi	Stockholder	$40,817	$66,657	$66,657	9.00%
Solomon Kaspi	Stockholder	$6,723	$9,779	$1,997,804	6.25%
Solomon Kaspi	Stockholder	$3,182	$4,045	$4,045	8.00%
Solomon Kaspi / AIG	Stockholder	$21,917	$4,533,792	$4,533,792	6.25%
Jack Breskow	Director	$2,694	$522	$13,133	6.00%
Eufrosyne Breskow	Stockholder	$5,180	$683	$27,755	6.00%
Jack Breskow	Director	$3,117	$223	$12,467	6.00%
Robert Harris	CEO	$4,543	$2,751	$219,471	6.25%

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation, as amended, and Bylaws require us to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the person is or was a director, an officer, an employee, or an agent of the Corporation. Our Bylaws further require us to pay the expenses of directors and officers who are forced to defend a civil, criminal, administrative, or investigative action, suit, or proceeding in advance of the final disposition of any such action. Notwithstanding these obligations, the Maryland General Corporation Law generally prohibits us from indemnifying or advancing expenses to any director, officer, employee or agent who acted in bad faith or received an improper benefit in connection with a claim or suit. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (referred to in this prospectus as the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, to the best of our knowledge, information as of December 31, 2007 relating to the beneficial ownership of our common stock by (i) each person or group known by us to own beneficially more than five (5%) of the outstanding shares of our common stock; (ii) each of our directors, director nominees, and named executive officers (as defined below); and (iii) all of our directors and executive officers as a group, and includes all shares of our common stock that may be acquired within 60 days of December 31, 2007. The address of each of the persons named below is the address of KH Funding except as otherwise indicated. Such beneficial ownership includes securities owned by or for the spouse, children or certain other relatives of the identified persons as well as other securities as to which the person has or shares voting or investment power. The same shares may be beneficially owned by more than one person.

Name	Number of Shares		Percent of Class as of December 31, 2007
Directors and Named Executive Officers
Robert L. Harris, President, CEO and Director	665,000	(1)	22.4%
Jack H. Breskow, Director	39,700	(2)	1.3%
Jeremiah P. Connor, Director	0		0
Dr. Mervyn Feldman, Director	97,478	(3)	3.3%
Alvin Shapiro, Director	600		*

All Directors and Executive Officers as a Group (7 persons)	802,778	(4)	27.0%

5% Stockholders
Solomon Kaspi 267 Kentlands Blvd. Gaithersburg, MD	167,168		5.6%
Christine Nuyen 267 Kentlands Blvd, Gaithersburg, MD	166,666		5.6%
Carlos Saenz 267 Kentlands Blvd, Gaithersburg, MD	166,666		5.6%
Richard Allen 7224 Armat Drive, Bethesda, MD	165,000		6.06%
Douglas Kelly 11120 Arroyo Drive, Rockville, MD	170,000		6.24%
Jin S. Kim 34 Piney Meetinghouse Ct, Potomac, MD	516,700		17.5%
All 5% Stockholders as a group (6 persons)	1,352,700		45.6%
Total: Directors, Executive Officers, and 5% Stockholders	2,155,478		72.7%

* Constitutes less than 1%

(1)	Includes (i) 465,000 shares of common stock held directly and (ii) options to purchase 200,000 shares of common stock.

(2)	Includes 37,500 shares of common stock held by spouse.

(3)	Includes 95,778 shares of common stock held with spouse.

(4)	Includes options to purchase 141,250 shares of common stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market, Holders and Dividends

As of December 31, 2007, there were 52 holders of record of our common stock holding 2,724,981 shares. There is no established trading market for the shares of our common stock, and transactions are infrequent and privately negotiated by the buyer and seller in each case. Management cannot predict whether any market will develop in the near future. The following table sets forth, to the extent known to us, the high and low sales prices for the shares of our common stock for each quarterly period of 2006 and 2007.

	2006		2007
	High	Low	High	Low
First Quarter	$3.00	$3.00	No sales
Second Quarter	No sales		2.60	2.60
Third Quarter	No sales		2.00	2.00
Fourth Quarter	2.60	2.60	No sales

Cash dividends on shares of our common stock are typically declared on a quarterly basis and are at the discretion of the Board of Directors, based upon such factors as operating results, financial condition, capital adequacy, regulatory requirements, and stockholder return. Our ability to pay dividends is limited by Maryland law. There can be no assurance that dividends will be declared in any fiscal quarter. The following table sets forth the dividends declared on our common stock for each quarterly period in 2006 and 2007, stated in cents per share.

	2006	2007
First Quarter	$0.02	$0.02
Second Quarter	0.02	0.02
Third Quarter	0.02	0.00
Fourth Quarter	0.02	0.00

Equity Compensation Plan Information

The following table contains information about these equity compensation plans as of December 31, 2007:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	80,000	$3.18	850,000
Equity compensation plans not approved by security holders (2)	161,250	$2.00	N/A
Total	241,250	$2.39	850,000

(1)	Securities were granted under our 2005 Equity Incentive Plan, which was approved by stockholders in 2005.

(2)
Securities issued under compensation plans not approved by stockholders include stock options and common stock purchase warrants issued to employees and non-employees (such as directors, consultants, advisors, vendors, customers, suppliers and lenders) in exchange for services or other consideration provided to us. Both stock options and warrants permit the recipient to purchase shares of our common stock upon the exercise of the option or warrant and the payment of the exercise prices specified in those grants. These issuances were not made pursuant to any formal policy or plan, but instead were issued on such terms and conditions as the Board of Directors determined appropriate at the time of grant or sale.

DESCRIPTION OF THE NOTES

We are offering up to $220,000,000 in aggregate principal amount of Series 3 Senior Secured Notes, consisting of $170,000,000 in Demand Notes and $50,000,000 in Fixed Term Notes, and $30,000,000 in aggregate principal amount of Series 4 Subordinated Unsecured Notes in the form of Fixed Term Notes. The Demand Notes have demand periods of one day or 30 days. The Fixed Term Notes have maturity dates of one year, three years or five years. We will not establish a sinking fund for the payment of the Notes.

The Notes are being issued under an Indenture, as supplemented and amended, with Wells Fargo Bank, National Association, serving as the trustee. Wells Fargo Bank, National Association provides general banking financial services. Their office location and telephone number is 213 Court Street, Suite 703, Middletown, Connecticut 06457 and (860) 704-6216. The terms of the Notes include those terms stated in the indenture and those terms incorporated by reference to the Trust Indenture Act of 1939. The Notes are subject to all the terms and conditions of the Indenture and the Trust Indenture Act of 1939.

The Notes are issued in book entry only form and clear through Wells Fargo Bank. We do not intend to issue the Notes in certificated form. The record of beneficial ownership of the Notes will be maintained and updated by us through the establishment and maintenance of accounts. You will receive periodic statements indicating any transactions or activity in your account. You must purchase a minimum of $5,000 in principal amount of the Notes. We reserve the right to waive this minimum and accept a lesser amount from any investor. The applicable interest rates of the Notes are connected to the Federal-Funds Target Rate. The Federal-Funds Target Rate is set by the Federal Open Market Committee, a monetary policy action committee of the Federal Reserve Board, and is the interest rate at which depository institutions lend balances at the Federal Reserve to other depository institutions overnight. The Federal-Funds Target Rate is widely published and can be found in most newspapers and financial periodicals.

Interest Rates/Redemption and Payment Procedures

The Series 3 One Day Demand Notes and the Thirty Day Demand Notes will have a variable annual interest rate, with the current interest rates being 5.25% and 5.50%, respectively. The interest rates for the Demand Notes will be adjusted while outstanding as follows: One Day Note = Federal-Funds Target Rate plus 1.75% and Thirty Day Note = Federal-Funds Target Rate plus 2.00%. The variable annual interest rates for the Series 3 Demand Notes will be adjusted periodically by us in accordance with changes in the Federal-Funds Target Rate by filing a post-effective amendment to the registration statement of which this prospectus forms a part or a prospectus supplement, which will be posted on our website at www.khfunding.com. We will notify you in writing prior to any decrease in the interest rate. The notice will include a current prospectus or prospectus supplement reflecting the new rates. The holder will have ample opportunity to make a demand election if they so desire or they can simply continue to hold the Series 3 Demand Notes with the new interest rate.

The Series 3 One Year Fixed Term Notes, Three Year Fixed Term Notes and Five Year Fixed Term Notes will have an annual interest rate fixed at the time of issuance, with the current interest rates being 6.50%, 6.85% and 7.10%, respectively. We may change the interest rate periodically for future Series 3 Fixed Term Notes in accordance with changes in the Federal-Funds Target Rate as follows: One Year Note = Federal-Funds Target Rate plus 3.00%; Three Year Note = Federal-Funds Target Rate plus 3.35%; and Five Year Note = Federal-Funds Target Rate plus 3.60%. In addition, there are the following interest rate bonuses for large-balance accounts: over $250,000: plus 0.15%; over $500,000: plus 0.25% and over $1,000,000: plus 0.40%.

The Series 4 One Year Fixed Term Notes, Three Year Fixed Term Notes and Five Year Fixed Term Notes will have an annual interest rate fixed at the time of issuance, with the current interest rates being 7.25%, 7.50% and 8.00%, respectively. We may change the interest rate periodically for future Series 4 Fixed Term Notes in accordance with the Federal-Funds Target Rate as follows: One Year Note = Federal-Funds Target Rate plus 3.75%; Three Year Note = Federal-Funds Target Rate plus 4.00%; and Five Year Note = Federal-Funds Target Rate plus 4.50%. In addition, there are the following interest rate bonuses for large-balance accounts: over $250,000: plus 0.15%; over $500,000: plus 0.25% and over $1,000,000: plus 0.40%.

If we change the interest rates payable on Series 3 and Series 4 Fixed Term Notes to be issued after the date of this prospectus to reflect changes in the Federal-Funds Target Rate, such changes will not apply to, or affect the interest rates payable on, any previously-issued Fixed Term Notes.

We will give you a written notice mailed at least seven (7) days prior to the maturity date of any Series 3 or Series 4 Fixed Term Note held by you reminding you of the pending maturity of the Note. If we do not state our intention to repay the Note in such notice, you must choose to:

(i)	redeem the Note,

(ii)	extend the Note, or

(iii)	transition the Note into a new account.

We will send such a notice approximately every 30 days for at least 90 days. If after 90 days we have not received a response from the investor, we will redeem the Note. Under such circumstance, we will continue to pay interest on the Note during the period from the maturity date to the redemption date at the rate being paid on the Note immediately prior to its maturity. If we give notice to you of our intention to repay a Note at maturity, no interest will accrue on the Note after the maturity date. Otherwise, if you choose to redeem the Note, we will pay interest on the Note during the period from the maturity date to the redemption date at the rate being paid on the Note immediately prior to its maturity.

Interest on the Notes will compound daily and you may choose to be paid interest monthly, quarterly, semi-annually or annually. Each Note will accrue interest at the specified interest rate for the Note and the interest will be payable on each interest payment date following the issue date for the Note until the principal balance of the Note becomes due and payable. Any installment of interest payable on a Note that is caused to be punctually paid or duly provided for by us on the applicable payment date will be paid to you:

(i)	by check mailed to your address as it appears in our register, or

(ii)	by crediting your account in an amount equal to the interest due on the balance of your account.

Each Series 3 Fixed Term Note and Series 4 Fixed Term Note will have a stated maturity of principal. The principal of each Fixed Term Note will be paid in full no later than the maturity date thereof unless the term of the Note is extended or the Note becomes due and payable at an earlier date by acceleration, redemption or otherwise. We may prepay the outstanding principal amount of your Fixed Term Notes and Demand Notes at any time without penalty or premium. Interest on your Note will be due and payable on each payment date at the interest rate applicable to your Note for the period related to the payment date. We will have the right to increase or decrease the interest rate paid on the Demand Notes at any time by filing a post-effective amendment to the registration statement of which this prospectus forms a part or a prospectus supplement as discussed above.

If you hold a Series 3 Fixed Term Note or a Series 4 Fixed Term Note, you may require us to redeem, in whole or in part subject to a penalty, the Fixed Term Note held by you by delivering to us an irrevocable redemption election or by executing a draft in a form provided by or approved by us. Upon receipt of your redemption election, we will designate a redemption date for your Note, which will be within ninety business days after we receive your redemption election. We will pay you a redemption price equal to your outstanding principal balance plus accrued but unpaid interest, less a penalty of 90 days’ interest earnings for One Year Fixed Term Notes and 60 days’ interest earnings for each year in advance of maturity that the redemption occurs for Three Year Fixed Term Notes and Five Year Fixed Term Notes, on the redemption date. No interest will accrue on a Note redeemed by you for any period of time after the redemption date and after we have tendered the redemption price to you.

If you hold a Series 3 Demand Note, you may require us to redeem, in whole or in part, the Demand Note held by you by delivering to us an irrevocable redemption election or by executing a draft in a form provided by or approved by us. Upon receipt of your redemption election, we will designate a redemption date for your Note, which will be within one business day after our receipt of your redemption election for One Day Demand Notes and thirty calendar days after our receipt of your redemption election for Thirty Day Demand Notes. We will then pay to you a redemption price equal to your outstanding principal balance plus accrued but unpaid interest on the redemption date. No interest shall accrue on a Note redeemed by you for any period of time after the redemption date for and after we have tendered the redemption price to you.

The holders of One Day Demand Notes are provided KH Funding-investor joint checking accounts through Bank of America and other local banks to access their funds. These checking account privileges are exclusively for funds invested in our Notes and allow the holders of One Day Demand Notes to execute redemption or investment requests conveniently, quickly and with less expense than by wire transfer or the mail. The holder may make a redemption by writing a check against the account, which reduces the balance of their investment account, or the holder may add to their investment account by making deposits at the bank through which the checking accounts are provided. An investor of One Day Demand Notes must execute a subscription agreement in connection with his/her /its initial investment and establishment of an investment account with checking account privileges. The subscription agreement serves for the term of that account and KH Funding automatically provides notice of any and all interest rate changes by a rate supplement prospectus filed with the SEC, posted on our website and mailed to the investor. If the investor later makes an additional investment to that same account by making deposits through the checking account, the investor does not have to execute a new subscription agreement. However, if the investor later makes an additional investment but instructs that the investment is for a new/separate account with checking account privileges, then the investor must execute a new subscription agreement.

These subscription agreement procedures are with respect to the Series 3 One Day Demand Notes only. In connection with investments in the Series 3 Thirty Day Demand Notes or Series 3 or Series 4 One Year Fixed, Three Year Fixed and Five Year Fixed Notes, each investor must execute a new subscription agreement for each investment, whether the investment is to an existing account or a new account. Also, each purchase of any Note, by any means (checking account deposit, wire transfer or mail), represents the sale of a new security, only occurs pursuant to a valid registration statement, and is deducted from the amount of securities registered on that registration statement.

Collateral for Series 3 Secured Notes

The Series 3 Notes will be secured by substantially all assets of KH Funding, excluding real estate owned, but including, without limitation, all accounts, chattel paper, documents, equipment, general intangibles (including payment intangibles, trademarks, patents, copyrights, tax refunds), goods, instruments (including promissory notes), inventory, investment property, letter-of-credit rights, and supporting obligations, wherever located, as now or hereafter existing, arising or acquired, and all proceeds (including insurance proceeds) and products of the foregoing, will have parity with existing Series 3 Notes or other senior debt we may incur, and rank senior to all unsecured and subordinated indebtedness of KH Funding. The Series 4 Notes will be unsecured and will rank junior to the Series 3 Notes and any other senior indebtedness we may incur, and on parity with all other unsecured and subordinated indebtedness of KH Funding.

Events of Default

The indenture provides that each of the following constitutes a default by us:

(i) default in the payment of interest when due on the Notes and continuation of the default for 30 days (whether or not prohibited by the subordination provisions of the indenture);

(ii) default in payment of principal when due on the Notes and continuation of the default for 30 days (whether or not prohibited by the subordination provisions of the indenture);

(iii) failure by us to observe or perform any covenant, condition or agreement with respect to the liquidation, consolidation or merger or other disposition of substantially all of our assets (after notice and provided such default is not cured within sixty days after receipt of notice);

(iv) failure by us to comply with certain other agreements and covenants of the indenture (after notice and provided such default is not cured within 60 days after receipt of notice); and

(v) certain events of bankruptcy or insolvency.

If any event of default occurs and is continuing, the trustee or the holders of at least twenty-five percent (25%) of the principal amount of the outstanding Notes may declare the unpaid principal and any accrued interest of the Notes to be due and payable immediately. However, with respect to the Series 4 Notes, if any senior debt is outstanding, a declaration of this kind will not become effective until the earlier of:

(i) five business days after receipt by representatives of any senior debt of such written notice of acceleration or

(ii) the date of acceleration of any senior debt.

In the case of an event of default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the indenture or the Notes except as provided in the indenture. Subject to certain limitations, holders of a majority of the principal amount of the Notes may direct the trustee in its exercise of any trust or power.

The holders of a majority of the aggregate principal amount of the Notes by notice to the trustee may, on behalf of the holders of all of the Notes, waive any existing default or event of default and its consequences under the indenture, except a continuing default or event of default in the payment of interest or principal on any Notes of non-consenting holders.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture, and we are required upon becoming aware of any default by us to deliver to the trustee a statement specifying the default.

Defeasance

The indenture will terminate (except that certain obligations under the indenture will survive its termination) when all outstanding Notes have been paid in full and we have paid any other sums payable by us under the indenture. In addition, we may terminate all of our obligations under the indenture if:

(1)
we irrevocably deposit in trust with the trustee or at the option of the trustee, with a trustee reasonably satisfactory to the trustee and us under the terms of an irrevocable trust agreement that is satisfactory to the trustee, money or U.S. Government Obligations sufficient (as certified by an independent public accountant designated by us) to pay principal and interest on the Notes to maturity or redemption, as the case may be, and to pay all other sums payable by us under the indenture, provided that

(i)	the trustee of the irrevocable trust will have been irrevocably instructed to pay such money or the proceeds of such U.S. Government Obligations to the trustee, and

(ii)	the trustee will have been irrevocably instructed to apply the money or the proceeds of the U.S. Government Obligations to the payment of the principal and interest with respect to the Notes;

(2)	we deliver to the trustee a certificate stating that we have complied with all the conditions of satisfaction and discharge of the indenture; and

(3)	no event of default or event that could become an event of default with respect to the Notes has occurred and is continuing on the date of our deposit.

PLAN OF DISTRIBUTION

We are offering, on a continuous basis, up to $220,000,000 in aggregate principal amount of Series 3 Notes, made up of $170,000,000 in Demand Notes and $50,000,000 in Fixed Term Notes, and up to $30,000,000 in aggregate principal amount of Series 4 Notes. As of the date of this prospectus, we have already sold approximately $45,269,421 in Series 3 Notes and approximately $3,093,833 in Series 4 Notes registered by the registration statement to which this prospectus relates pursuant to an earlier related prospectus. Our present intention is to require a minimum investment of $5,000 in principal amount of the Notes, but we reserve the right to waive this subscription minimum and accept a lesser amount from any investor. There is no minimum amount of Notes that must be sold under this Offering. No escrow accounts will be utilized. The proceeds from the sale of any Notes will be paid directly to us for our use without restrictions. The Notes will be issued in book entry form and, accordingly, you will not be issued a physical certificate for a Note.

KH Funding proposes to offer the Notes in California, Colorado, District of Columbia, Florida, Iowa, Maryland, New Jersey, New York, North Dakota, South Dakota, Virginia and Wisconsin, upon registration in each respective state. We filed a Registration Statement on Form SB-2 (File No. 333-135330), and amendments thereto, with the SEC, of which this prospectus is a part, to register our offering of the Notes. We have also filed a registration statement and amendments with each of the states to register offers and sales of the Notes in those states. We may not offer or sell the Notes until the registration statement and all amendments thereto are declared effective by the SEC and until the related registration statements and amendments filed with each of the foregoing states are declared effective by those states.

The Notes will be offered and sold in certain states by Mr. Robert L. Harris, our President and Chief Executive Officer. Mr. Harris’ activities as a sales representative are restricted to transactions with respect to the securities of KH Funding. Mr. Harris receives no compensation in connection with his activities as a sales representative of KH Funding’s securities. Mr. Harris will rely on Rule 3a4-1 under the Exchange Act, as an exemption from registration as a broker-dealer.

KH Funding also employs the services of National Association of Securities Dealers (NASD), Inc. member broker-dealer(s) for purposes of offering the Notes on a “best-efforts” or agency basis. We currently have signed selling agreements with Capital Financial Services, Spencer Edwards Inc. and CapWest Securities, Inc., broker-dealer members of the NASD, with a network of over 350 registered representatives in the Midwest and West. We plan to further increase our broker network, and are currently in negotiations with several NASD member Broker-Dealers interested in distributing our Notes in parts of the United States where we are not currently represented. KH Funding pays the broker-dealer(s) a commission, which ranges from .6% to 3.5% of the sale price of any Notes sold through the broker-dealer(s). All commissions are due upon sale of the Notes except with respect to the sale of the Series 3 One Day and Thirty Day Demand Notes, where the commissions are payable quarterly and calculated on the average daily balance for the respective previous quarter. A small residual commission, paid on Three Year and Five Year Fixed Term Notes sold that have remained in the hands of the holder, are also calculated as a percentage of the initial purchase payment for such Note and paid quarterly after the first anniversary of sale. A commission becomes payable only upon acceptance by KH Funding of the application to purchase a Note, and after payment for such Note has been verified and cleared. KH Funding makes payment of all commissions then payable by the 15th of each calendar month.

KH Funding has agreed to indemnify the broker-dealer(s) against specific liabilities, including liabilities under the Securities Act, for losses caused by our breach of the selling agreements with the broker-dealers or any misstatement by us of a material fact in this prospectus upon which the broker-dealer relies.

We may reject any order, in whole or in part, for any reason. Your order is irrevocable upon receipt by us. In the event your order is not accepted, we will promptly refund your funds, without deduction of any costs and without interest. We expect that orders, if rejected, will be refunded within two business days after receipt. Once your order has been accepted, the applicable funds will be promptly deposited in our account. We will send a receipt to you as soon as practicable after acceptance of your order. You will not know at the time of placing an order whether we will be successful in completing the sale of any or all of the debt securities being offered. We reserve the right to withdraw or cancel the offering at any time. In the event of such withdrawal or cancellation, orders previously received will be irrevocable and no funds will be refunded except in accordance with the provisions of the Note issued for such previously received orders.

We do not know whether or not officers and directors of KH Funding will purchase any of the Notes. However, a majority of our current officers and directors have participated in previous offerings of our investor notes. All sales, past and future, to officers, directors, affiliates or associates are done on the same terms and conditions as notes sold to other persons. However, resales and certain other transfers of Notes by persons who are deemed to be “affiliates” of KH Funding (as defined in Rule 405 under the Securities Act) may be limited. Generally, our affiliates may sell their Notes only pursuant to an effective registration statement covering such resales, pursuant to Rule 144 under the Securities Act, or pursuant to another exemption from registration.

EXPERTS

The financial statements of KH Funding Company appearing in this prospectus have been audited by the independent registered public accounting firm of Stegman & Company. Their reports are included in the financial statements appearing in this prospectus and are included by us in reliance upon those reports given upon the authority of that firm as experts in accounting and auditing.

LEGAL MATTERS

Certain matters with respect to the Notes offered by this prospectus were passed upon for us by our legal counsel, Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Baltimore, Maryland. Counsel’s opinion as to the legal issuance of the Notes is included as Exhibit 5 to the registration statement of which this prospectus is a part.

ADDITIONAL INFORMATION

We filed a registration statement on Form SB-2 to register with the SEC the Notes to be issued in this offering. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. For further information with respect to us and the Notes, we refer you to the registration statement and the exhibits that were filed with the registration statement, which may be inspected without charge at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. or viewed at the SEC’s website. Copies of all or any part of the registration statement may be downloaded from the SEC’s Internet website (www.sec.gov) or obtained from the SEC upon payment of the prescribed fee.

We are subject to the information requirements of the Exchange Act, which means we are required to file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website. You may also read and copy any document we file with the SEC at its Public Reference Room.

Upon request, we will provide you with a copy of the annual reports to stockholders that we send to the holders of our securities.

* * *

FINANCIAL STATEMENTS
KH Funding Company

Unaudited Interim Financial Statements:
Balance Sheets as of September 30, 2006 (unaudited) and December 31, 2006	F-20
Statements of Operations for the three and nine months ended September 30, 2007 and 2006 (unaudited)	F-21
Statements of Changes in Stockholders’ Equity for the nine months ended September 30, 2007 and 2006 (unaudited)	F-22
Statements of Cash Flows for the nine months ended September 30, 2007 and 2006 (unaudited)	F-23
Notes to Unaudited Interim Financial Statements for the three and nine months ended September 30, 2007 and 2006 (unaudited)	F-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
KH Funding Company
Silver Spring, Maryland

We have audited the accompanying balance sheets of KH Funding Company (the “Company”) as of December 31, 2006 and 2005, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KH Funding Company as of December 31, 2006 and 2005, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Stegman & Company

Baltimore, Maryland
April 4, 2007

KH Funding Company
Balance Sheets as of December 31,

	2006	2005

Assets
Cash	$3,823,013	$6,579,242
Investments available for sale
Marketable securities - at fair value	581,149	598,609
Other	50,872	50,872
Loans, less allowance for loan losses of (2006) $452,154 and (2005) $369,791	54,704,020	40,678,941
Accrued interest receivable	1,961,683	1,405,424
Other receivables	611,397	126,269
Prepaid expenses	294,496	374,762
Property and equipment-net	143,419	137,623
Real estate owned
Rental property	814,441	622,513
Held for sale	325,223	180,302
Other assets	15,988	15,988
Total Assets	$63,325,701	$50,770,545

Liabilities and Stockholders' Equity

Liabilities
Notes and accrued interest payable	$61,774,343	$49,681,335
Accounts payable and accrued expenses	21,980	2,730
Escrows and security deposits	111,064	171,673
Total Liabilities	61,907,387	49,855,738

Stockholders' Equity
Common stock (5,000,000 shares authorized; 2,726,951 shares (2006) and 2,555,556 shares (2005), issued and outstanding; $0.01 par value)	27,269	25,556
Paid-in capital	1,879,783	1,603,852
Accumulated deficit	(269,120)	(429,688)
Subscription note receivable	(185,450)	(185,450)
Accumulated other comprehensive loss	(34,168)	(99,463)
Total Stockholders' Equity	1,418,314	914,807

Total Liabilities and Stockholders' Equity	$63,325,701	$50,770,545

The accompanying notes are an integral part of these statements.

KH Funding Company
Statements of Operations for the years ended December 31,

	2006	2005
Interest Income
Interest and fees on loans	$5,983,972	$3,389,674
Interest on bank accounts	129,314	113,380
Interest on investments-marketable securities	30,966	31,000
Total interest income	6,144,252	3,534,054

Interest Expense
Interest and fees on notes	4,041,679	2,400,423
Interest on participation loans	-	11,937
Total interest expense	4,041,679	2,412,360

Net interest income	2,102,573	1,121,694

Provision for Loan Losses	312,858	251,048

Net interest income after provision for loan losses	1,789,715	870,646

Non-interest (Loss) Income
Rental income	55,822	58,549
(Loss) gain on sale of real estate owned	(156,482)	72,194
Gain on sale of property and equipment	2,500	-
Recognized loss on impairment of securities	-	(50,000)
Other	19,853	20,335
Total non-interest (loss) income	(78,307)	101,078

Non-interest Expense
Salaries and wages	450,970	326,602
Professional fees	218,541	131,135
Offering costs	223,697	199,121
Administration	112,946	94,923
Real estate maintenance	232,407	50,385
Insurance	75,739	62,395
Depreciation	59,062	50,387
Rent	118,359	53,327
Other	59,119	47,764
Total non-interest expense	1,550,840	1,016,039

Net Income (Loss)	$160,568	$(44,315)

Basic earnings (loss) per share	$0.06	$(0.02)
Diluted earnings (loss) per share	$0.06	$(0.02)
Cash dividends paid per common share	$0.08	$0.10

The accompanying notes are an integral part of these statements.

KH Funding Company
Statements of Changes in Stockholders' Equity
For the years ended December 31, 2006 and 2005

	Common Stock		Paid-in	Accumulated	Subscription Note	Accumulated Other Comprehensive	Total Stockholders'
	Shares	Amount	Capital	Deficit	Receivable	(Loss) Income	Equity

Balance at January 1, 2005	2,505,556	$25,056	$1,750,443	$(385,373)	$(185,450)	$(8,824)	$1,195,852

Stock Options Exercised	50,000	500	99,500				100,000

Dividends Declared $.10 per share			(246,091)				(246,091)

Comprehensive Income
Net loss for the year ended December 31, 2005				(44,315)			(44,315)
Change in fair value of investments						(90,639)	(90,639)

Total Comprehensive Income							(134,954)

Balance at December 31, 2005	2,555,556	25,556	1,603,852	(429,688)	(185,450)	(99,463)	914,807

Stock Redeemed	(3,000)	(30)	(7,170)				(7,200)

Additional Stock Sold	121,495	1,214	363,270				364,484

Stock Options Exercised	40,000	400	79,600				80,000

Stock Issued to Board Members and Employees for Services	12,900	129	38,571				38,700

Stock-based compensation expense			16,000				16,000

Dividends Declared $.08 per share			(214,340)				(214,340)

Comprehensive Income
Net income for the year ended December 31, 2006				160,568			160,568
Change in fair value of investments						65,295	65,295

Total Comprehensive Income							225,863

Balance at December 31, 2006	$2,726,951	$27,269	$1,879,783	$(269,120)	$(185,450)	$(34,168)	$1,418,314

The accompanying notes are an integral part of these statements.

KH Funding Company
Statements of Cash Flows
For the years ended December 31,

	2006	2005
Cash from Operating Activities:
Net income (loss)	$160,568	$(44,315)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	59,063	50,387
Amortization of loan fees	(175,234)	(61,873)
Provision for loan losses	312,858	251,048
Share-based compensation expense	54,700	-
Loss (gain) on sale of real estate owned	156,482	(72,194)
Gain on sale of property and equipment	(2,500)	-
Loss on sale of investment in securities	-	50,000
Recognized loss on impairment of investment real estate	155,659	-
Recovery of prior loan receivable write-off	-	6,500
Changes in operating assets and liabilities:
Increase in accrued late charges	(22,955)	8,148
Prepaid expenses	(178,135)	39,417
Interest receivable	(550,182)	(545,899)
Interest payable (included in notes payable)	1,960,572	1,317,000
Accounts payable and accrued expenses	19,250	830
Accrued Interest on investments	(6,077)	(6,077)
Prepaid offering costs	258,401	32,616
Deferred loan origination costs	(16,862)	(27,934)
Unamortized brokerage fees	(35,559)	(77,371)
Prepaid loan expenses	(223,314)	(158,361)
Other assets	-	(6,185)
Net Cash provided by Operating Activities	1,926,735	755,737

Cash Flows from Investing Activities:
Principal repayments from borrowers	26,060,326	16,733,748
Loans made to borrowers	(31,651,635)	(33,095,439)
Purchase of loans	(8,633,400)	(4,473,440)
Redemption (purchase) of marketable securities and other investments	82,755	(31,000)
Proceeds from sale of marketable securities and other investments	-	58,000
Payments for other receivables	(440,536)	411,468
Purchase of property and equipment, net	(39,541)	(129,716)
Proceeds from sale of real estate owned	143,927	266,076
Payments related to real estate owned (purchases and improvements)	(490,598)	(29,128)
Net Cash Used in Investing Activities	(14,968,702)	(20,289,431)

Cash Flow from Financing Activities:
Proceeds from investor notes	106,101,789	120,188,202
Principal payments on investor notes	(95,933,794)	(96,630,099)
Proceeds from sales of common stock	444,484	100,000
Decrease in participation loans	-	(107,248)
Payment of dividends	(214,340)	(246,091)
Redemption of common stock	(7,200)	-
(Decrease) Increase in escrow and security deposits payable	(105,201)	138,327
Net Cash Provided by Financing Activities	10,285,738	23,443,091

Net (Decrease) Increase in Cash	(2,756,229)	3,909,397

Cash Balance , beginning of year	6,579,242	2,669,845
Cash Balance , end of year	$3,823,013	$6,579,242

Supplemental cash flows information:
Interest paid	$2,081,077	$1,095,360
Transfer of loans to other real estate owned	$325,137	$283,460

The accompanying notes are an integral part of these statements.

KH Funding Company

Notes to Audited Financial Statements
For the Years Ended December 31, 2006 and 2005

NOTE A—SUMMARY OF SIGNIFICANT POLICIES

Nature of Operation

KH Funding Company (the “Company”) operated as a general partnership from its founding in December 1990 until July 1, 1994, at which date it incorporated. The Company is an authorized mortgage lender in the State of Maryland, and provides lending services in the Washington, DC and Baltimore, MD metropolitan areas, primarily to small businesses and individuals and also purchases mortgage loans nationwide. The lending services the Company provides include originating, buying and selling loans and servicing its loans in house.

Use of Estimates in Preparing Financial Statements

In preparing financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification

Certain amounts have been reclassified in the 2005 financial statements to conform with the 2006 presentation.

Investments Available for Sale

Most of the Company's investments are considered available for sale instruments and are recorded in compliance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The cost of securities sold is determined by the specific identification method. Purchase premiums and discounts are recognized in interest income using the interest method over the term of the securities. Net unrealized holding gains and losses are reported as accumulated other comprehensive income, a separate component of stockholders' equity. Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary result in a write-down of the individual security to its fair market value; write-downs are reflected in earnings as a realized loss on available-for-sale securities. Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, or that management would not have the intent or ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans Receivable and Allowance for Loan Losses

Loans receivable are stated as unpaid principal balance net of any discounts, premiums, unamortized deferred fees and payments in process, less the allowance for loan losses.

Interest income from loans receivable is recognized using the interest method whereby interest income is recognized based upon the effective rate based upon outstanding principal. Loan origination fees received from borrowers are deferred and amortized into income over the established average life of related loan under a method which approximates the effective interest rate method. Loan premiums and discounts are also amortized into interest income under the same method.

The Company pays fees to third parties in connection with the acquisition of loans. These costs are amortized against interest income over the estimated average life of the loans under a method which approximates the effective interest rate method.

The Company incurs direct loan origination costs in its direct lending activities. It also incurs direct costs when it acquires loans. These direct costs are capitalized and amortized against interest income over the estimated average life of the loans under a method which approximates the effective interest rate method.

The allowance for loan losses is increased for charges to income and decreased for charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known or inherent risks in the portfolio, adverse situations which may affect the borrower's ability to repay, the estimated value of underlying collateral and current economic conditions. It is reasonably possible that the Company's allowance for loan losses could change in the near term.

The allowance for loan losses is the result of an estimation done pursuant to either Statement of Financial Accounting Standards (“SFAS”) No. 5, Accounting for Contingencies, or SFAS No. 114, Accounting by Creditors for Impairment of a Loan. The allowance consists of a specifically allocated component and a general unallocated component.

The specific allowances are established in cases in which management has identified significant conditions or circumstances related to a loan that leads management to believe the probability that a loss may be incurred in an amount different from the amount determined by general allowance calculation described below.

The general unallocated component of the allowance is calculated by applying loss factors to corresponding categories of outstanding homogenous loans in an attempt to reduce the difference between estimated losses inherent in the portfolio and observed losses. The Company originates loans for various loan categories to include 1 st Trust Real Estate, 2 nd Trust Real Estate, Investment, Business Assets, etc. Each category has a specific percentage loss history for the past 5 years. Based on this percentage loss history, the Company sets aside a similar percentage for the current balance of loans by category. These percentages, quantified in dollar amounts, comprise our general allowance for loan losses. Environmental factors are also considered in the calculation but are not a material component of the allowance.

Loans that are delinquent for more than three months are evaluated for collectibility and placed in non-accrual status when management determines that future earnings on that loan may be impaired. While in non-accrual status, collections on loans, if any, are recorded as collection of loan principal and no interest is recorded.

Impaired Loans and Allowance for Loan Losses

Under the provisions of SFAS Nos. 114 and 118, Accounting by Creditors for Impairment of a Loan , a loan is considered impaired if it is probable that the company will not collect all principal and interest payments according to the loan's contractual terms. The impairment of the loan is measured at the present value of the expected cash flows using the loan's effective interest rate, or the loan's observable market price. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loans principal balance. Interest income on the other nonaccrual loans is recognized only to the extent of interest payments received.

Property and Equipment

Property and equipment are stated at cost and depreciated over the estimated useful lives of three to 30 years, primarily using the straight-line method for financial statement purposes.

Real Estate Owned

Real estate owned represents property acquired by foreclosure, deed in lieu of foreclosure or purchase and is initially recorded at the lower of cost or fair market value at the date of acquisition. In order to determine the fair value, the Company obtains an opinion of value from a licensed real estate professional. Costs relating to the improvements of the property are capitalized. Holding costs are charged to expense as incurred. Subsequent to the foreclosure the property is advertised for rent or sale. Management makes the determination of whether to hold, rent or to sell the property on a case-by-case basis. Buildings for rental property are depreciated over 30.5 years. Real estate owned which is held for sale is not depreciated. Impairment changes are recognized when the fair value of the property falls below its carrying value.

Notes Payable

The Company offers several different types of investor notes to investors. Some notes are sold directly to note holders and many are sold through brokers-dealers. The Company pays brokerage fees which it capitalizes and amortizes into interest expense over the life of related notes.

Income Taxes

The Company has elected under Subchapter S of the Internal Revenue Code to be treated as an S Corporation for tax purposes, and accordingly, items of income and loss are taxed to the stockholders. Therefore, no provision for income taxes is necessary in the financial statements.

Earnings Per Share

Basic earnings per share is derived by dividing net income available to common stockholders by the weighted-average number of common shares outstanding and does not include the effect of any potentially dilutive common stock equivalents. Diluted earnings per share is derived by dividing net income by the weighted-average number of shares outstanding, adjusted for the dilutive effect of outstanding stock options. For this calculation the effect of 150,000 and 361,250 options have been excluded for 2006 and 2005, respectively, as their effect is antidilutive.

	Year Ended December 31,
	2006	2005
Basic :
Net income (loss) (attributable to common stock)	$160,568	$(44,315)
Average common shares outstanding	2,684,454	2,505,693
Basic earnings (loss) per share	$0.06	$(0.02)

Diluted :
Net income (loss) (attributable to common stock)	$160,568	$(44,315)
Average common shares outstanding	2,684,454	2,505,693
Dilutive effect of stock options	101,892	-
Average common shares outstanding - diluted	2,786,346	2,505,693
Diluted earnings (loss) per share	$0.06	$(0.02)

Stock Based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, (“SFAS 123(R)”) using the prospective method as the standard. Because the Company’s shares are not publicly traded, it used the Minimum Value Method to value stock-based compensation. Under that method, the Company will recognize compensation expense over the service (or vesting) period of the grantees. In addition, at January 1, 2006, the adoption date of SFAS 123(R), the Company had no unvested options outstanding.

Prior to January 1, 2006, the Company applied the intrinsic value method of accounting as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), with pro forma disclosure of the impact on net income (loss) of using the fair value option expense recognition method. Under the intrinsic value method, compensation cost is the excess, if any, of the market price of the stock at the grant date over the option exercise price. In the past it has been the Company’s policy to grant options to employees that vest immediately and consequently, the entire expense, if recognized, would have been recognized in the period granted. The valuation of the fair value option expense was calculated under the original provisions of the original SFAS 123, Accounting for Stock-Based Compensation , as described in the Company’s previous filings with the SEC.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of the original SFAS 123 to options granted under the Company's stock option plan for the year ended December 31, 2005. For the purposes of this pro forma disclosure, the value of the options was estimated using the Minimum Value Method assuming a risk-free rate of 3.75%, a 5-year expected life, and a dividend payout of $0.08 per year paid quarterly. A volatility value of zero was used as the Company's shares are not publicly listed or traded.

Year Ended December 31, 2005

Net loss, as reported	$(44,315)
Deduct: Total stock-based employee compensation
expense determined under fair value based
method for all awards	(55,046)

Pro forma net loss	$(99,361)

Loss per common share:
Basic - as reported	$(0.02)
Basic - pro forma	$(0.04)
Diluted - as reported	$(0.02)
Diluted - pro forma	$(0.04)

Comprehensive Income

Comprehensive income includes all changes in stockholders' equity during a period, except those relating to investments by and distributions to stockholders. The Company’s comprehensive income consists of net earnings and unrealized gains and losses on investments available-for-sale. Accumulated other comprehensive income is displayed as a separate component of stockholders' equity.

NOTE B—INVESTMENT SECURITIES - AVAILABLE FOR SALE

Investment securities available for sale consists of the following at December 31:

	2006
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

Corporate Bonds	$615,317	$-	$(34,168)	$581,149
Other	-	-	-	-

Totals	$615,317	$-	$(34,168)	$581,149

	2005
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

Corporate Bonds	$623,351	$-	$(99,463)	$523,888
Other	74,721	-	-	74,721

Totals	$698,072	$-	$(99,463)	$598,609

All of the corporate bonds outstanding at December 31, 2006 mature in between one and five years.

Securities with unrealized losses, segregated by length of impairment at December 31, 2006 were as follows:

	Less than 12 Months		More than 12 Months		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Corporate Bonds	$-	$-	$581,149	$34,168	$581,149	$34,168
Other	-	-	-	-	-	-

Totals	$-	$-	$581,149	$34,168	$581,149	$34,168

Declines in the fair value of available-for-sale securities below their cost are not deemed to be other than temporary. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Given all of these factors, the Company has determined that the loss on these above corporate bonds, those of two fortune 500 industrial companies, are temporary in nature because of the quality of the bonds and the Company’s ability and intent to hold the investments to recover in fair market value.

No marketable securities were sold in either the year ended December 31, 2006 or 2005.

NOTE C—OTHER INVESTMENTS

The Company has invested excess funds in several development stage companies. Because the Company maintains a minority position in these investments and cannot exert control, the investments are accounted for under the cost method of accounting whereby only cash transactions effect the carrying value. There is no readily determinable market value for these investments. Management periodically reviews their status to determine if there has been any impairment to their value.

During 2005, the Company determined that one of these investments was worthless and recognized an impairment loss of $50,000. In 2005 there was a partial-redemption of the only remaining investment in the amount of $58,000.

The carrying value of Other Investments, consisting of one investment, was $50,872 at December 31, 2006 and 2005.

NOTE D—LOANS RECEIVABLE

Loans receivable consist of 220 collateralized loans and 9 uncollateralized loans for 2006 and 244 collateralized loans and 9 uncollateralized loans for 2005. The loans receivable originate from various individuals and businesses ranging in balance from $599 to $2,718,081 for 2006 and $501 to $2,600,000 for 2005, bearing interest rates ranging from 3.99 percent to 24 percent in 2006 and from 1.5 percent to 24 percent in 2005, with a weighted-average yield of 11.05 percent and 10.66 percent, respectively. Uncollateralized loans constitute approximately 0.4 percent and 0.8 percent of the gross loan value at December 31, 2006 and 2005, respectively.

Loan origination fees received from borrowers are deferred and amortized into interest income over the estimated average life of the loans under a method which approximates the effective interest rate method. The unamortized loan origination fees, which are included as a reduction to loans receivable balance, were $180,388 and $154,530 at December 31, 2006 and 2005, respectively.

The Company pays fees to third parties in connection with the acquisition of loans. These costs are amortized against interest income over the estimated average life of the loans under a method which approximates the effective interest rate method. The costs which were unamortized were $388,089 and $164,774 at December 31, 2006 and 2005, respectively.

The Company incurs direct loan origination costs in its lending activities. These costs are capitalized and amortized against interest income over the estimated average life of the loans under a method which approximates the effective interest rate method. Unamortized direct loan origination costs were $44,796 and $27,934 at December 31, 2006 and 2005, respectively.

Loans Receivable by Collateral Type

The Company's loans receivable portfolio consists of the following by type of loans at December 31:

	2006	2005
Primary Collateral Type	Amount	Amount

Residential Real Estate First Trust	$15,403,919	$6,801,401
Business Assets and Commercial Real Estate First Trust	2,948,930	5,159,408
Residential Investment Property First Trust	33,023,531	24,557,184
Residential Real Estate Second Trust	1,153,487	2,103,760
Other Assets (Auto, Stock)	1,978,712	2,035,215
Other Loans (Over Equity, Medical and Unsecured)	407,751	441,843
Total loans receivable, gross	54,916,330	41,098,810

Unearned fees and other	239,844	(50,078)
Less allowance for loan losses	(452,154)	(369,791)
Total loans receivable, net	$54,704,020	$40,678,941

Maturities as of December 31, 2006, are as follows:

Year Ending December 31,
2007	$30,045,844
2008	5,848,375
2009	1,737,354
2010	2,363,101
2011	4,164,850
2012 and thereafter	10,756,806
Total loans receivable, gross	$54,916,330

The fair value of the gross loans receivable is estimated to be $54,885,547 and $40,998,847 at December 31, 2006 and 2005, respectively. These estimates are based on discounted cash flows using the year end average interest for loans, assuming a mid-year pay-off of such loan in the year due.

At December 31, 2006, the Company had outstanding loan balances to one borrower and its affiliated entities of $8,682,933 which represented 15.87% of loans outstanding at that date. Management believes that this concentration is adequately collateralized with first deeds of trust on related real estate.

The Company issues lines-of-credit or draw-type loans. At December 31, 2006, the Company had $16.3 million in loans of this type. The unused or unfunded amount on these types of loans totaled $3.42 million at that date. This amount represents approved loan dollars which borrowers may use at their discretion.

Analysis of Loan Loss Reserves

Analysis of the allowance for loan loss is as follows:

Year Ending December 31,	2006	2005
Beginning balance	$369,791	$233,311
Provision for loan losses	312,858	251,048
Loans charged off	(230,495)	(121,068)
Recovery of loans previously charged off	-	6,500
Ending balance	$452,154	$369,791

Loans in non-accrual status totaled $651,895 and $836,390 at December 31, 2006 and 2005, respectively.

As of December 31, 2006 and 2005, the Company had loans of $1,748,342 and $1,625,356, respectively, which were more than ninety days late and for which the Company continues to accrue interest. The Company has collateral for these loans and management believes that both the principal and the related accrued interest is collectible.

	12/31/06	12/31/05
Total recorded investment in impaired loans at the end of the period	$651,895	$836,390
Amount of that recorded investment for which there is a related allowance for credit losses	$631,289	$836,390
Amount of related allowance for credit losses associated with such investment	$285,316	$228,493
Amount of that recorded investment for which there is no related allowance for credit losses	$20,606	$-

	12/31/06	12/31/05
The average recorded investment in impaired loans during the period	$744,142	$709,871
The related amount of interest income recognized within that period when the loans were impaired	$-	$-
The amount of income recognized using a cash basis during the time within that period that the loan was impaired	$-	$-

NOTE E—PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31:

	2006	2005
Furniture and equipment	$84,335	$82,302
Automobiles	26,671	27,074
Computer software	93,979	80,642
Leasehold improvements	18,813	18,813
	223,798	208,831
Less: Accumulated depreciation	80,379	71,208
Property and equipment - net	$143,419	$137,623

Depreciation expense related to property and equipment for the years ended December 31, 2006 and 2005, totaled $36,245 and $25,848, respectively.

NOTE F—REAL ESTATE OWNED

Real estate owned currently consists of rental and held for sale real estate.

	2006	2005
Rental property:
Buildings	$550,686	$625,301
Less: Accumulated Depreciation	46,375	70,538
	504,311	554,763
Land-rental property	310,130	67,750
Total rental	$814,441	$622,513
Held for Sale:
Buildings	$264,473	$155,302
Land	60,750	25,000
Total held for sale	$325,223	$180,302

Depreciation expense related to rental property for the years ended December 31, 2006 and 2005, totaled $22,817 and $24,539, respectively.

NOTE G —NOTES PAYABLE, INTEREST EXPENSE AND TYPES OF NOTES

Information related to notes payable at December 31, 2006 and 2005 is as follows:

	2006	2005
Number of notes payable	1,876	1,310
Highest balance	$1,997,804	$3,589,022
Lowest balance	$8	$2
Lowest interest rate	4.00%	4.00%
Highest interest rate	9.15%	9.25%
Weighted average interest rate	6.53%	6.03%
Number of accounts greater than $100,000	137	104
Value of accounts over $100,000	$33,732,440	$27,960,681

Year Ending December 31,
2007	$46,996,606
2008	4,891,487
2009	3,847,874
2010	2,348,143
2011	3,824,606
2012	28,608
Subtotal	$61,937,324
Unamortized brokerage costs	(162,981)
Total Notes and accrued interest payable	$61,774,343

The carrying values of the notes payable approximate their fair value.

The maturity date is considered to be the date on which the note first becomes a demand note. Included in the due in 2007 category is $14,175,245 on one-day demand accounts, which the creditor can immediately withdraw and $17,671,598 that requires a 30-day notice before withdrawal can be made.

The Company has three classes of notes payable—series 2, 3 and 4 notes. Series 2 notes were sold in private offerings by the Company from inception through November 2, 2003. Series 3 and 4 notes were offered and sold pursuant to registration statements filed by the Company with the SEC. The Series 3 notes are senior to all other debt of the company and are secured with a priority lien on the assets of the Company. The series 4 notes join the series 2 notes in right of payment and both are subordinate to senior debt of the Company.

As of December 31, 2006, notes payable outstanding by class of securities is as follows:

Series 2	Privately issued subordinated debt	$3,480,015
Series 3	Publicly issued senior debt	51,651,444
Series 4	Publicly issued subordinated debt	6,805,865
Subtotal		61,937,324
Unamortized brokerage costs		(162,981)
Total Notes and accrued interest payable		$61,774,343

The Company's notes are sold directly to note holders and also through brokers. For those notes sold through brokers the Company pays brokerage fees which it capitalizes and amortizes into interest expense over the life of the related notes. The unamortized brokerage costs were $162,981 and $127,421 at December 31, 2006 and 2005, respectively.

For the year ended December 31, 2006 and 2005, interest expense totaled $4,041,679 and $2,412,360 , respectively, and interest paid totaled $2,081,077 and $1,095,360 , respectively.

NOTE H—RELATED PARTY TRANSACTIONS

The following related party transactions exist as of the dates shown below:

•
Included in loans receivable at December 31, 2006 and 2005, are 14 notes and 11 notes totaling $9,571,428 and $4,274,751, respectively, from officers, stockholders and a company controlled by an stockholder. The interest rates on these notes range between 5.99% and 12.5%.

•
Included in the notes payable at December 31, 2006 and 2005, are 63 and 59 notes totaling $7,421,423 and $5,935,165, respectively, which are held by officers and stockholders. These notes were all issued at the rate in effect for the applicable term selected as of the date each note was issued.

•
There is a loan of $185,450, shown in the equity section of the Balance Sheet as a contra-equity, made to the Company's CEO for the purchase of 100,000 shares of stock in the Company. The interest rate on this loan is 7%. The stock has a book value of about $52,000 and a fair value of about $300,000 as of December 31, 2006. At December 31, 2006 and 2005, there was no accrued interest receivable on this loan.

All of the above transactions were consummated on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other customers.

Included in the notes receivable listed above are five loans in the amount of $8.46 million to a trust for the benefit of a significant stockholder. These loans were made during the year ended December 31, 2006. The proceeds of these loans were used to purchase real estate which serves as security for the loans. The loans bear interest at 8% per annum and have some variable up-side features. Additional interest is earned on certain loans if the rental income the borrower receives from the property exceeds certain allowable expenses. In addition, upon the sale of certain the real property(ies) (or components thereof), the Company is to receive one quarter or one-half, depending on the specific property, of any gain after adjusting for certain costs and commissions. The loans do not have any variable down-side features which would cause interest to be lower than the stated rate on each loan. Under the terms of the loans any refinancing or sale of the properties must be approved by the KH Funding in advance. During the year ended December 31, 2006, the Company recognized $ 80,445 in additional interest from the above loan features. The Company recognizes such additional interest earned through variable up-side loan features only when the additional interest is collected.

NOTE I—WARRANTS, OPTIONS AND OTHER STOCK ISSUED

Stock Option Plans

The Company has granted stock options to employees, stockholders and board members. Prior to 2006 all options granted vested on the day they were granted. All options granted in 2006 were issued under the 2005 Equity Incentive Plan. These options, which are incentive stock options, vest over three years in three equal annual installments.

During fiscal year 2000, the Company granted options to purchase 50,000 shares of common stock at $2.00 per share in connection with the issuance of a note payable. These options were exercised in 2005. During 2005, the Company granted options to purchase 100,000 shares of common stock at $2.25 per share. In 2006, 100,000 options to purchase common stock were issued at $3.00 per share and 50,000 options were issued at $3.30 per share. In 2006, 40,000 previously issued options were exercised at $2.00 per share having an intrinsic value of $40,000 at that time. The following depicts option activity for the years ended December 31, 2006 and 2005:

	Number of Shares	Weighted-Average Exercise Price	Aggregate Intrinsic Value
Options outstanding at January 1, 2005	311,250	$2.00
Options granted-2005	100,000	2.25
Options expired-2005	-	-
Options exercised-2005	(50,000)	2.00
Options outstanding at December 31, 2005	361,250	2.07	$335,963
Options granted-2006	150,000	3.10	-
Options expired-2006	-	-	-
Options exercised-2006	(40,000)	2.00	$40,000
Options outstanding at December 31, 2006	471,250	$2.40	$282,750

At December 31, 2006 321,250 of the Company's outstanding options were exercisable. The weighted average exercise price of these options is $2.08 and the weighted average remaining contractual life in years is 2.45. The remaining 150,000 stock options vest over a period of three years and are fully vested at July 10, 2009. The combined weighted average exercise price for the total 471,250 options outstanding at December 31, 2006 was $2.40. One hundred fifty thousand options were granted under the 2005 Incentive Stock Option Plan. All of the other options outstanding were granted outside of any stockholder approved equity compensation plan of the Company.

A summary of stock options outstanding and exercisable at December 31, 2006 by exercise price is as follows:

		Weighted Average
		Remaining
	Number	Contractual Life	Number
Exercise Price	Outstanding	( in years)	Exercisable
$2.00	221,250	2.12	221,250
$2.25	100,000	3.06	100,000
$3.00	100,000	4.54	-
$3.30	50,000	4.54	-
	471,250		321,250

The weighted fair value of options granted during December 31, 2006 and 2005 was $0.61 and $0.55, respectively.

The fair value of options granted was calculated using the Black-Scholes option pricing model. A total of 150,000 options, which vest ratably each year over a 3 year period, were granted to employees in the year ended December 31, 2006. These options gave rise to a $16,000 charge to income in 2006. The amount of approximately $75,000 in future compensation costs for options outstanding will need to be recognized as these options vest in future periods. The weighted average and other assumptions used in the Black-Scholes model were during the three and nine month periods ending September 30, 2006 were as follows:

Dividend yield	2.67%
Weighted average volatility	22.4%
Weighted average risk-free interest rate	5.03%
Weighted average expected life in years	5 years

The value of stock granted to employees and also to non-independent board members (for their board service) for the year ended December 31, 2006 totaled $38,700, ($18,600 and $20,100, respectively).

NOTE J — NONLOAN COMMITMENTS AND CONTINGENCIES

Lease Commitment

In October 2005, the Company expanded its office facilities to approximately twice the original size. A new 10-year lease, which will expire October 31, 2015, was signed at that time. The following is a schedule by years of approximate future minimum payments under the lease as of December 31, 2006:

Year Ending December 31,
2007	$98,488
2008	102,426
2009	106,522
2010	110,784
2011	115,208
Thereafter	485,602
Total	$1,019,030

Rent expense under operating leases totaled $118,359 and $53,327 for the years ended December 31, 2006 and 2005, respectively.

NOTE K — LOAN PARTICIPATION AND LOAN COMMITMENTS

While the Company had some participation loan activity during 2005, it had none during 2006.

Credit commitments are agreements make loans to borrowers in the ordinary course of business. The Company does not have such agreements. However, the Company does make line-of-credit type loans which enable borrowers to draw down on their approved loan as needed. At December 31, 2006, the Company had $16.3 million in loans of this type. Loans of this type had unused or unfunded approved amount of $3.42 million at that date.

Trust Activities

The Company became a trustee of IRA accounts in February 2003. The IRA accounts are self-directed. A portion of the assets under the trust have been invested in notes payable of the Company. As a trustee, the Company is subject to Section 1.408-2(e) of the Internal Revenue Code and is subject to reviews by IRS examiners. No such review occurred in 2004. The Company underwent a review in 2005 and is not aware of any issues resulting from such review.

Year Ending December 31,	2006	2005
Total Assets under Trust	$7,785,921	$5,417,337
Portion of Assets Invested in KH Funding Notes Payable	$7,206,921	$5,342,337
Portion of Assets Invested in Outside Investments	$579,000	$75,000

NOTE L — LOAN CONCENTRATIONS

The Company makes loans to a number of different business and individuals; however, it does have a concentration of loans either directly with or indirectly with two of its stockholders. The Company has approximately $8.68 million or 15% of its loans and interest receivable directly or indirectly with one stockholder or entities owned at least to some extent by that stockholder at December 31, 2006. The Company also purchases loans from a company owned by another one of its stockholders. Approximately $11.80 million or 21% of the Company’s loans and interest receivable are loans of this type at December 31, 2006. As is mentioned in note H - Related Party Transactions, the above loans were consummated on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions.

KH FUNDING COMPANY
Balance Sheets

	September 30, 2007	December 31, 2006
	(unaudited)
Assets
Cash	$165,723	$3,823,013
Investments available for sale:
Marketable securities - at fair value	-	581,149
Other	50,872	50,872
Loans, less allowance for loan losses of $414,354
(2007) and $452,154 (2006)	50,196,902	54,704,020
Accrued interest receivable	2,348,057	1,961,683
Other receivables	807,845	611,397
Prepaid expenses	240,065	294,496
Property and equipment - Net	154,946	143,419
Real estate owned:
Rental property	743,541	814,441
Held for sale	1,745,223	325,223
Other assets	15,988	15,988

Total Assets	$56,469,162	$63,325,701

Liabilities and Stockholders' Equity

Liabilities
Notes and accrued interest payable	$48,272,900	$61,774,343
Other loans payable	6,684,548	-
Accounts payable and accrued expenses	32,874	21,980
Escrows and security deposits	96,089	111,064

Total Liabilities	55,086,411	61,907,387

Stockholders' Equity
Common stock (5,000,000 shares authorized; 2,724,981 shares (2007) and 2,726,951 shares (2006) issued and outstanding, $0.01 par value)	27,250	27,269
Paid-in capital	1,727,534	1,879,783
Accumulated deficit	(186,583)	(269,120)
Subscription note receivable	(185,450)	(185,450)
Accumulated other comprehensive loss	-	(34,168)

Total Stockholders' Equity	1,382,751	1,418,314

Total Liabilities and Stockholders' Equity	$56,469,162	$63,325,701

The accompanying notes are an integral part of these statements.

KH FUNDING COMPANY
Statements of Operations (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
Interest Income
Interest and fees on loans	$1,489,711	$1,616,788	$4,537,769	$4,295,628
Interest on bank accounts	48	15,281	5,759	112,233
Interest on investments — marketable securities	6,539	6,996	25,267	22,461

Total interest income	1,496,298	1,639,065	4,568,795	4,430,322

Interest Expense
Interest and fees on Notes	991,827	1,078,502	2,945,585	2,910,264
Interest on other loans	124,500	-	325,000	-

Total interest expense	1,116,327	1,078,502	3,270,585	2,910,264

Net interest income	379,971	560,563	1,298,210	1,520,058
Provision for Loan Losses	75,000	55,832	195,000	175,103

Net Interest Income after Provision for Loan Losses	304,971	504,731	1,103,210	1,344,955

Non-interest Income (Loss)
Rental income	16,536	13,628	46,057	38,387
Loss on sale of real estate	(8,864)	(130,795)	(20,736)	(156,482)
Loss on sale of securities	(52,567)	-	(52,567)	-
Other	2,742	8,133	8,446	16,837

Total non-interest income (loss)	(42,153)	(109,034)	(18,800)	(101,258)

Non-interest Expense
Salaries and wages	127,827	119,027	374,179	328,407
Professional fees	71,726	51,664	136,106	135,343
Offering costs	40,663	54,663	124,065	168,488
Administration	16,001	19,583	58,521	85,626
Real estate maintenance	19,238	36,704	77,286	82,496
Insurance	22,947	18,282	51,577	56,573
Depreciation	14,746	14,609	43,573	43,745
Rent	28,428	29,171	86,401	89,665
Bank charges	13,788	13,591	34,411	25,275
Other	2,047	3,178	15,754	22,624

Total non-interest expense	357,411	360,472	1,001,873	1,038,242

Net Income (Loss)	$(94,593)	$35,225	$82,537	$205,455

Basic earnings per share	$(0.03)	$0.01	$0.03	$0.08
Diluted earnings per share	(0.03)	0.01	0.03	0.07
Cash dividends paid per common share	0.02	0.02	0.06	0.06

The accompanying notes are an integral part of these statements.

KH FUNDING COMPANY
Statement of Changes in Stockholders’ Equity (Unaudited)
For the Nine Months Ended September 30, 2007 and 2006

	Common Stock		Paid-In	Accumulated	Subscription Note	Accumulated Other Comprehensive	Total Stockholders'
	Shares	Amount	Capital	Deficit	Receivable	(Loss) Income	Equity

Balances at January 1, 2007	2,726,951	$27,269	$1,879,783	$(269,120)	$(185,450)	$(34,168)	$1,418,314

Additional stock issued	330	4	856	-	-	-	860
Stock Redemptions	(2,300)	(23)	(4,577)				(4,600)
Stock Based Compensation Expense	-	-	15,500	-	-	-	15,500
Dividends Paid $0.06 per share	-	-	(164,028)	-	-	-	(164,028)

Comprehensive income
Net income for period ended September 30, 2007	-	-	-	82,537	-	-	82,537
Change in fair value of investments	-	-	-	-	-	34,168	34,168

Total Comprehensive Income for the Period	-	-	-	-	-	-	116,705

Balances at September 30, 2007	2,724,981	$27,250	$1,727,534	$(186,583)	$(185,450)	$-	$1,382,751

Balances at January 1, 2006	2,555,556	$25,556	$1,603,852	$(429,688)	$(185,450)	$(99,463)	$914,807

Additional Stock Issued	174,395	1,743	451,741	-	-	-	453,484
Stock Based Compensation Expense			36,700				36,700
Dividends Paid $0.06 per share			(159,741)	-	-	-	(159,741)

Comprehensive income
Net income for period ended September 30, 2006	-	-	-	205,455	-	-	205,455
Change in fair value of investments	-	-	-	-	-	51,117	51,117

Total Comprehensive Income for the Period	-	-	-	-	-	-	256,572

Balances at September 30, 2006	2,729,951	$27,299	$1,932,552	$(224,233)	$(185,450)	$(48,346)	$1,501,822

The accompanying notes are an integral part of these statements.

KH FUNDING COMPANY
Statements of Cash Flows (Unaudited)

	For the nine months ended September 30,
	2007	2006
Cash from Operating Activities
Net income	$82,537	$205,455
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	43,573	43,745
Amortization of loan fees	(87,000)	(126,000)
Provision for loan losses	195,000	175,103
Loss on sale of real estate owned	20,736	156,482
Stock-based compensation expense	15,500	36,700
Loss on sale of securities	52,567

Changes in Operating Assets and Liabilities:
Accrued interest receivable	(386,374)	(529,893)
Prepaid offering costs	167,724	227,636
Prepaid expenses	(113,293)	(203,079)
Unamortized brokerage fees	13,470	(50,743)
Deferred loan origination costs	7,680	(14,708)
Accounts payable and accrued expenses	10,894	15,496
Accrued late charges	(7,406)	(14,989)
Prepaid loan expenses	51,941	(203,060)
Interest payable (included in notes payable)	1,644,812	1,573,154

Net Cash Provided by Operating Activities:	1,712,361	1,291,299

Cash Flows from Investing Activities
Principal repayments from borrowers	13,489,339	21,286,337
Loans made to borrowers	(10,999,358)	(27,433,890)
Loans purchased	-	(7,364,900)
Proceeds from sale of marketable securities and other investments	562,750	71,761
Collections (payments) for other receivables	(164,086)	(291,420)
Proceeds from sale of other real estate owned	478,473	163,177
Purchase of property and equipment	(41,887)	(15,370)
Payments on other real estate owned	(4,600)	(488,449)

Net Cash Provided by (Used in) Investing Activities	3,320,631	(14,072,754)

Cash Flows from Financing Activities
Proceeds from investor notes	2,248,012	87,950,172
Proceeds from other loans	6,684,548	309,982
Principal payments on investor notes	(17,407,737)	(77,044,124)
Proceeds from sales of common stock	860	483,184
Payments on redemption of common stock	(4,600)	-
Payment of dividends	(164,028)	(159,741)
(Decrease) Increase in escrow and security deposits	(47,337)	(72,628)

Net Cash (Used in) Provided by Financing Activities	(8,690,282)	11,466,845

Net Decrease in Cash	(3,657,290)	(1,314,610)

Cash Balance, beginning of period	3,823,013	6,579,242

Cash Balance, end of period	$165,723	$5,264,632

Supplemental Cash Flow Information:
Interest paid	$1,625,773	$1,337,110
Transfer of loans to other real estate owned	$1,856,922	$332,137

The accompanying notes are an integral part of these statements.

KH Funding Company

Notes to Unaudited Interim Financial Statements
For the Three and Nine Months Ended September 30, 2007 and 2006

NOTE A — BASIS OF PRESENTATION

The financial statements of KH Funding Company (the “Company”) for the three- and nine-month periods ended September 30, 2007 and 2006 are unaudited and include all adjustments which, in the opinion of management, are necessary to present fairly the financial condition and results of operations as of and for the periods then ended. All such adjustments are of a normal and recurring nature.

The accompanying unaudited financial statements have been prepared in conformity with generally accepted accounting principles in the United States ("GAAP") for interim financial information, as well as in accordance with the instructions to Form 10-QSB. Accordingly, the information and footnotes required by GAAP for non-interim, or complete financial statements are not included. Operating results for the interim periods reflected do not necessarily indicate the results that may be expected for a full fiscal year. These financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2006 that appear elsewhere in this prospectus.

NOTE B — SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Significant Accounting Policies and Estimates

Note A to the audited financial statements that appear elsewhere in this prospectus describes the significant accounting policies used in the preparation of the Company’s financial statements.

Nature of Operations

The Company conducts operations from its headquarters in Silver Spring, Maryland. Its primary business activities consist of originating, acquiring and servicing mortgage loans, and issuing interest-bearing debt securities to investors. The Company purchases first and second trust residential loans nationwide from other lenders and banks. The Company also directly originates small commercial real estate mortgage loans and investment property residential mortgage loans.

Use of Estimates in Preparing Financial Statements

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

Earnings Per Share

Basic earnings per share is derived by dividing net income available to common stockholders by the weighted-average number of common shares outstanding and does not include the effect of any potentially dilutive common stock equivalents. Diluted earnings per share is derived by dividing net income by the weighted-average number of shares outstanding, adjusted for the dilutive effect of outstanding stock options. As of September 30, 2007 and September 30, 2006, the Company had 341,250 and 471,250 options outstanding, respectively. For the nine months ended September 30, 2007 and 2006, 150,000 and 0 options, respectively, were excluded from the computation of dilutive earnings per share as their effect would have been anti-dilutive.

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Basic:
Net (loss) income (attributable to common stock)	$(74,342)	$35,225	$82,537	$205,455
Weighted average common shares outstanding	2,725,331	2,729,951	2,726,485	2,669,276
Basic earnings per share	$(0.03)	$0.01	$0.03	$0.08

Diluted:
Net (loss) income (attributable to common stock)	$(74,342)	$35,225	$82,537	$205,455
Weighted average common shares outstanding	2,725,331	2,729,951	2,726,485	2,669,276
Dilutive effect of stock options	116,726	98,750	104,000	91,865

Weighted average common shares outstanding-diluted	2,844,007	2,828,701	2,831,950	2,761,141
Diluted earnings per share	$(0.03)	$0.01	$0.03	$0.07

Income Taxes

The Company has elected under the Internal Revenue Code to be treated as an “S Corporation.” As such, the corporate income is taxed to individual stockholders based upon their proportionate share of the Company’s taxable income. Therefore, no provision for corporate Federal or State income taxes need be included in the Company’s financial statements.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). This statement provides a single definition of fair value, a framework for measuring fair value, and expanded disclosures concerning fair value. Previously, different definitions of fair value were contained in various accounting pronouncements creating inconsistencies in measurement and disclosures. SFAS No. 157 applies under those previously issued pronouncements that prescribe fair value as the relevant measure of value, except SFAS No. 123(R) and related interpretations and pronouncements that require or permit measurement similar to fair value but are not intended to measure fair value. This pronouncement is effective for fiscal years beginning after November 15, 2007. The Company is evaluating the impact of this new standard, but currently believes that adoption will not have a material impact on its financial position, results of operations, or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115, which generally permits the measurement of selected eligible financial instruments, including investment securities, at fair value as of specified election dates and the reporting of unrealized gains or losses on those instruments in earnings at each subsequent reporting date. Generally, the fair value option may be applied on an instrument by instrument basis, but once applied, the election is irrevocable and is applied to the entire instrument. The statement is effective for fiscal years beginning after November 15, 2007, with early adoption permitted as of the beginning of the fiscal year that begins on or before November 15, 2007. The Company is evaluating the impact of this new standard, but currently believes that adoption will not have a material impact on its financial position, results of operations, or cash flows.

NOTE C— LOANS RECEIVABLE, IMPAIRED LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans Receivable

Loans receivable are stated as unpaid principal balance net of any deferred fees and payments in process, less the allowance for loan losses.

Interest income from loans receivable is recognized using the interest method whereby interest income is recognized using the loan's effective rate based upon outstanding principal. Loan origination fees received from borrowers are deferred and amortized into income over the established average life of related loans under a method which approximates the effective interest rate method. Loan premiums and discounts are also amortized into interest income under the same method.

The Company pays fees to third parties in connection with the acquisition of loans. These costs are amortized against interest income over the estimated average life of the loans under a method which approximates the effective interest rate method.

The Company incurs direct loan origination costs in its direct lending activities. These costs are capitalized and amortized against interest income over the estimated average life of the loans under a method which approximates the effective interest rate method.

Impaired Loans

Under the provisions of SFAS Nos. 114 and 118, Accounting by Creditors for Impairment of a Loan, a loan is considered impaired (or nonaccrual) if it is probable that the company will not collect all principal and interest payments according to the loan's contracted terms. The impairment of the loan is measured at the present value of the expected cash flows using the loan's effective interest rate, or the loan's observable market price. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan's principal balance. Interest income on the other nonaccrual loans is recognized only to the extent of interest payments received.

Information with respect to impaired loans and the related allowance for loan losses is shown below:

	September 30, 2007	December 31, 2006
	(unaudited)
Total recorded investment in impaired loans	$550,997	$651,895
Amount of that recorded investment for which there is a related allowance for loan losses	$550,997	$631,289
Amount of related allowance for loan losses associated with such investment	$217,616	$285,316
Amount of that recorded investment for which there is no related allowance for loan losses	$-	$20,606

	For the nine months ended September 30, 2007	For the year ended December 31, 2006
(unaudited)
Average recorded investment in impaired loans during period	$601,446	$744,142
Related amount of interest income recognized within period when loans were impaired	$-	$-
Amount of income recognized using cash basis during time within period that loan was impaired	$-	$-

As of September 30, 2007 and December 31, 2006, the Company had loans of $1,085,753 and $1,748,342, respectively, which were more than ninety days past due and for which the Company continues to accrue interest. The Company has adequate collateral for these loans and management believes that both the principal and the related accrued interest are collectible.

Analysis of the allowance for loan losses is as follows:

	For the nine months ended September 30, 2007	For the nine months ended September 30, 2006
	(unaudited)	(unaudited)
Beginning balance	$452,154	$369,791
Provision for loan losses	195,000	119,272
Loans charged off	(232,800)	(62,939)
Ending Balance	$414,354	$426,124

NOTE D — INVESTMENTS

As of September 30, 2007, the Company had no marketable securities. However, marketable securities consisted of the following, December 31, 2006:

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Corporate bonds (net of premium)	$615,317	$-	$(34,168)	$581,149

The corporate bond position held at December 31, 2006 was sold in total on August 24, 2007, incurring a loss of $52,267.

In addition, other investments available for sale of $50,872 at September 30, 2007 and December 31, 2006 consist of an equity investment in a private company. The cost of this non-marketable security approximates the fair value of this investment.

NOTE E — RELATED PARTY TRANSACTIONS

The following related party transactions exist as of the dates shown below:

Included in loans receivable at September 30, 2007 and December 31, 2006, are 13 notes totaling $10,416,315 and 14 notes totaling $9,571,428, respectively, from officers, stockholders and a company controlled by an officer. These notes all have annual maturities and are due in full on the maturity date unless extended by the Company. The interest rates on these notes range between 5.99% and 12.5%. The majority (98.3%) of these notes receivable were due from one stockholder who owed $9,739,309 as of September 30, 2007.

Included in the notes payable and other loans payable balances at September 30, 2007 and December 31, 2006, are 67 notes totaling $11,924,898 and 63 notes totaling $7,421,423, respectively, which are held by officers and stockholders. These notes were all issued at the rate in effect for the applicable term selected as of the date the note was issued.

During the nine months ended September 30, 2007, we borrowed $24,588,566 from fifteen of our stockholders and one high net worth individual on a short-term basis. We repaid $17,904,018 of the sums borrowed during the nine months ended September 30, 2007 and the remaining $6,684,548 is included in other loans payable as of September 30, 2007. The majority of the borrowings were with one stockholder who was owed $5,503,488 as of September 30, 2007. This debt is due and payable upon demand.

There is a note receivable included in other receivables of $185,450, shown on the balance sheet at September 30, 2007 and December 31, 2006 as contra-equity, made to the Company's CEO for the purchase of 100,000 shares of stock in the Company. The interest rate on this loan is seven percent. The stock has a book value of about $51,000 as of September 30, 2007. At September 30, 2007 and December 31, 2006, there was no accrued interest receivable on this loan.

Included in the notes receivable at September 30, 2007 are six loans in the amount of $9,739,309 for the benefit of a significant stockholder. The majority of these loans ($8.68 million) were made during the year ended December 31, 2006 and $1.06 million were made during the nine months ended September 30, 2007. The proceeds of these loans were used to purchase real estate which serves as security for the loans. The loans bear interest at 8% per annum and have some variable up-side features. Additional interest is earned on certain loans if the rental income the borrower receives from the property exceeds certain allowable expenses. In addition, upon the sale of certain real property(ies) (or components thereof), KH Funding is to receive one quarter or one-half, depending on the specific property, of any gain after adjusting for certain costs and commissions. The loans do not have any variable down-side features which would cause interest to be lower than the stated rate on each loan. Under the terms of the loans any refinancing or sale of the properties must be approved by KH Funding in advance.

All of the above transactions were consummated on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other customers.

NOTE F — STOCK BASED COMPENSATION

The Company has granted stock-based compensation awards to employees and board members. Awards may consist of common stock or stock options. Our stock options have a five year life. These incentive stock options vest over three years in three equal annual installments. The stock options that the Company grants provide for option exercise prices equal to or greater than the fair market value of the common stock at the date of the grant. Management determines the fair market value of the common stock at that date.

No stock options were granted during the nine months ended September 30, 2007. During the nine months ended September 30, 2006, 150,000 options were issued to four employees of which 70,000 options were forfeited on July 15, 2007. In addition, 60,000 options expired on September 10, 2007. The Company accrues related compensation expenses as its options vest in accordance with SFAS No. 123(R), Share-Based Payment. The Company recognized $15,500 and $36,700 stock-based compensation expense during the nine months ended September 30, 2007 and 2006, respectively, from the vesting of stock options issued in earlier periods. Stock-based compensation includes the value of stock granted to non-independent board members for their service. This portion of the stock-based compensation expense was $0 and $29,700, respectively.

A summary of stock option activity during the nine months ended September 30, 2007 and related information is included in the table below:

	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2007	471,250	$2.40		$282,750
Granted	-
Exercised	-
Forfeited or expired	130,000	$2.54		-

Outstanding at September 30, 2007	341,250	$2.35	2.51	$51,188

Exercisable at September 30, 2007	287,917	$2.20	2.28	$86,375

NOTE G — COMMITMENTS AND CONTINGENT LIABILITIES

Off-Balance Sheet Arrangements

The Company enters into off-balance sheet arrangements in the normal course of its business. These arrangements consist primarily of loans which are lines-of-credit or draw-type loans. At September 30, 2007, the Company had $6.99 million in loans of this type. The unused or unfunded amount on these types of loans totaled $1.28 million as of September 30, 2007.

You should only rely on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to distribute or sell securities in any jurisdiction where the distribution or sale is not permitted. You should assume that the information appearing in this Prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

$220,000,000

Series 3 Senior
Secured Notes
(Demand Notes and Fixed Term Notes)

$30,000,000

Series 4 Subordinated
Unsecured Notes
(Fixed Term Notes)

PROSPECTUS

KH Funding Company

PART II-INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

The Maryland General Corporation Law permits a corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that:

(1)	the act or omission of the director was material to the matter giving rise to such proceeding and

(A)	was committed in bad faith or

(B)	was the result of active and deliberate dishonesty;

(2)	the director actually received an improper personal benefit in money, property, or services; or

(3)	in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Maryland law permits a corporation to indemnify a present and former officer to the same extent as a director.

In addition to the foregoing, a court of appropriate jurisdiction: (1) shall order indemnification of reasonable expenses incurred by a director who has been successful, on the merits or otherwise, in the defense of any proceeding identified above, or in the defense of any claim, issue or matter in the proceeding; and (2) may under certain circumstances order indemnification of a director or an officer who the court determines is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding paragraph or has been declared liable on the basis that a personal benefit improperly received in a proceeding charging improper personal benefit to the director or the officer, provided, however, that if the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, no indemnification may be made if the director or officer is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

The Maryland General Corporation Law also permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his or her service in that capacity, provided that the corporation shall have received:

(1)	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

(2)	a written undertaking by or on behalf of the director to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

KH Funding Company (“KH Funding”) has provided for indemnification of directors, officers, employees and agents in Article VI of its Byblaws (the “Bylaws”). The relevant provisions of the Bylaws read as follows:

Section 6.1. Indemnification to Extent Permitted by Law. The Corporation shall indemnify to the full extent permitted by law any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the person is or was a Director, Officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, or is or was serving at the request of the Corporation as a trustee or administrator or in any other fiduciary capacity under any pension, profit sharing, or other deferred compensation plan, or under any employee welfare benefit plan of the Corporation.

Section 6.5. Certain Persons not to be Indemnified. Notwithstanding the provisions of this Article, the Corporation may not indemnify any bank, trust company, investment adviser, or actuary against any liability which that entity or person may have by reason of acting as a “fiduciary” of any employee benefit plan (as that term is defined in the Employee Retirement Income Security Act, as amended from time to time) established for the benefit of the Corporation’s employees.

The Maryland General Corporation Law authorizes a Maryland corporation to limit by provision in its Articles of Incorporation the liability of directors and officers to the corporation or to its stockholders for money damages except to the extent:

(1)	the director or officer actually receives an improper benefit or profit in money, property, or services, for the amount of the benefit or profit actually received, or

(2)
a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

KH Funding has limited the liability of its directors and officers for money damages in Article TENTH of its Articles of Incorporation, as amended, and in Section 6.2 of its Bylaws. Article TENTH of the Charter reads as follows:

TENTH: To the full extent permitted under the Maryland General Corporation Law as in effect on the date hereof, or as hereafter from time to time amended, no director or officer shall be liable to the Corporation or to its stockholders for money damages for any breach of any duty owed by such director or officer to the Corporation or any of its stockholders. Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director or officer or former director or officer of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.

Section 6.2 of the Bylaws reads as follows:

Section 6.2. Payment of Expenses in Advance of Final Disposition of Action. Expenses (including attorneys’ fees) incurred in defending a civil, criminal, administrative, or investigative action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of that action, suit, or proceeding, on the conditions and to the extent permitted by law.

As permitted under Section 2-418(k) of the Maryland General Corporation Law, KH Funding’s Bylaws permit it to purchase insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not KH Funding would have the power to indemnify such persons under the provisions of Maryland law governing indemnification. KH Funding has purchased director’s and officer’s liability insurance.

Item 25. Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the registration and sale of the notes specified in this Prospectus. The following table sets forth the estimated expenses to be incurred in connection with the offering of the notes:

Description	Amount (1)
SEC Registration Fees	$25,000
State Blue Sky Filing Fees	25,000
NASD Fees	25,000
Trustee Fees	10,000
Commissions	200,000
Printing Fees and Expenses	25,000
Legal Fees	50,000
Accounting Fees	10,000
Advertising Fees	10,000
Total	$380,000

(1) All expenses are estimated except for SEC Registration fees.

Item 26. Recent Sales of Unregistered Securities.

The following information relates to sales by KH Funding within the past three fiscal years of securities without registration pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

Issuances of Capital Stock

On January 1, 2006, KH Funding granted a total of 12,900 shares of common stock to members of the Board of Directors and certain employees of KH Funding. KH Funding did not receive any cash in connection with these grants. These shares of stock were issued under the 2005 Incentive Stock Option Plan without registration under the Securities Act in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act.

On March 31, 2006, KH Funding completed a private placement of 91,495 shares of the common stock of KH Funding at a purchase price of $3.00 per share. Net proceeds to KH Funding were $274,485. were consummated without registration under the Securities Act in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Also, on March 31, 2006, options were exercised which resulted in the purchase of 40,000 shares of common stock at an exercise price of $2.00 per share, with net proceeds to KH Funding of $80,000. were consummated without registration under the Securities Act in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On June 30, 2006, KH Funding completed a private placement of 30,000 shares of the common stock of KH Funding at a purchase price of $3.00 per share. Net proceeds to KH Funding were $90,000. were consummated without registration under the Securities Act in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act.

On April 26, 2007, KH Funding completed a private placement of 330 shares of the common stock of KH Funding at a purchase price of $2.60 per share. Net proceeds to KH Funding were $858. were consummated without registration under the Securities Act in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act.

Grants of Stock Options

In addition, within the past three fiscal years, KH Funding granted options to purchase 250,000 shares of common stock with exercise prices of between $2.25-3.30 per share, to employees pursuant to our 2005 Equity Incentive Plan. Specific information about these grants is set forth in the following table:

Date of Grant	Exercise Price	Number of Shares
1/27/2005	$2.25	100,000
7/10/2006	$3.00	100,000
7/10/2006	$3.30	50,000

No underwriters were used in any of the foregoing transactions. These issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) as a transaction by an issuer not involving a public offering.

Short-Term Borrowings

During 2007, KH Funding borrowed approximately $27.2 million in short-term funds from 19 persons, of which amount approximately $21 million had been repaid as of December 31, 2007. The rates of interest paid on these borrowings were as follows: 6.50% (eight lenders); 6.75% (nine lenders); 8.50% (one lender); and 10.00% (one lender). Each borrowing was independently negotiated with the lender. All lenders are holders of KH Funding common stock and/or investment notes and some of them are directors and/or executive officers of KH Funding. Although KH Funding believes that such borrowings did not constitute the sale of “securities” within the meaning of the Securities Act, KH Funding believes that these borrowings, if deemed to be the sale of “securities”, qualified for the exemption from registration provided by Section 4(2) of the Securities Act.

Item 27. Exhibits.

The exhibits filed or furnished with this registration statement are listed in the Exhibit Index which immediately follows the signatures hereto, and such Exhibit Index is hereby incorporated herein by reference.

Item 28. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)To include any additional or changed material information on the plan of distribution;

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)-(d).N/A

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) N/A

(g) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Silver Spring, State of Maryland, on January 23, 2008.

KH FUNDING COMPANY

By:/s/ /s/ Robert L. Harris
Robert L. Harris, President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons as of January 23, 2008, in the capacities indicated:

Name	Title
/s/ Robert L. Harris	President, Chief Executive Officer,
Robert L. Harris	Chief Financial Officer and Director
/s/ Jack H. Breskow*	Director
Jack H. Breskow
/s/ Dr. Mervyn Feldman*	Director
Dr. Mervyn Feldman
/s/ Alvin Shapiro*	Director
Alvin Shapiro
/s/ Jeremiah P. Connor*	Director
Jeremiah P. Connor

* By: /s/ Robert L. Harris
Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description
3.1(i)	Articles of Incorporation of KH Funding Company (Incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form SB-2 filed on June 26, 2003, File No. 333-106501)

3.1(ii)	Articles of Amendment of KH Funding Company (Incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form SB-2 filed on June 26, 2003, File No. 333-106501)

3.2	Bylaws of KH Funding Company (Incorporated by reference to Exhibit 3.3 of the Registrant’s Registration Statement on Form SB-2 filed on June 26, 2003, File No. 333-106501)

4.1
Indenture by and between KH Funding Company, as Issuer, and Wells Fargo Bank Minnesota, N.A., as Trustee, dated August 27, 2003 (Incorporated by reference to Exhibit 4 of the Registrant’s Registration Statement on Form SB-2 filed on June 26, 2003, File No. 333-106501)

4.2
Indenture by and between KH Funding Company, as Issuer, and Wells Fargo Bank Minnesota, N.A., as Trustee, dated August 2, 2004 (Incorporated by reference to Exhibit 4 of the Registrant’s Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 filed on July 11, 2005, File No. 333-117038)

4.3
First Supplemental Indenture by and between KH Funding Company, as Issuer, and Wells Fargo Bank, N.A., as Trustee, dated July 1, 2005 (Incorporated by reference to Exhibit 4.3 of the Registrant’s Pre-Effective Amendment No. 2 to the Registration Statement on Form SB-2 filed on July 1, 2005, File No. 333-124155)

4.4
Security Agreement by and between KH Funding Company, as Issuer, and Wells Fargo Bank, N.A., as Trustee, dated May 18, 2005 (Incorporated by reference to Exhibit 4.4 of the Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement on Form SB-2 filed on June 1, 2005, File No. 333-124155)

4.5
Deposit Account Control Agreement by and among KH Funding Company, as Issuer, Wells Fargo Bank, N.A., as Trustee, and Access National Bank, dated June 15, 2005 (Incorporated by reference to Exhibit 4.5 of the Registrant’s Pre-Effective Amendment No. 2 to the Registration Statement on Form SB-2 filed on July 1, 2005, File No. 333-124155)

4.6	Amended and Restated Second Supplemental Indenture by and between KH Funding Company, as Issuer, and Wells Fargo Bank, N.A., as Trustee, dated January 16, 2008*

4.7	Account Control Agreement by and among KH Funding Company, as Issuer, Wells Fargo Bank, N.A., as Trustee, and the brokerage company a party thereto, dated September 17, 2007*

4.8
Deposit Account Control Agreement by and among KH Funding Company, as Issuer, Wells Fargo Bank, N.A., as Trustee, and Bank of America, N.A., dated October 17, 2006 (Incorporated by reference to Exhibit 4.8 of the Registrant’s Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 filed on August 10, 2005, File No. 333-135330)

5	Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC*

10.1	1998 Stock and Incentive Plan (Incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form SB-2 filed on June 26, 2003, File No. 333-106501)

10.2	Form of Participation Agreement (Incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form SB-2 filed on June 30, 2005, File No. 333-117038)

10.3	2005 Equity Incentive Plan (Incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form SB-2 filed on June 10, 2005, file No 333-124155)

10.4	Selling Agreement by and between KH Funding Company and Spencer Edwards, Inc. (Incorporated by reference to Exhibit 10.3 of the Registrant’s Form 10-KSB for the year ended December 31, 2004)

10.5
Selling Agreement by and between KH Funding Company and Capital Financial Services, Inc. (Incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form SB-2 filed on June 30, 2005, file No. 333-117038)

10.6
Selling Agreement by and between KH Funding Company and CapWest Securities, Inc. (Incorporated by reference to Exhibit 10.6 of the Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement on Form SB-2 filed on August 10, 2005, File No. 333-135330)

10.7
Promissory note dated July 12, 2006 issued by Jin Suk Kim to KH Funding Company and related Pledge Agreement and Guaranty (Incorporated by reference to Exhibit 10.1 of the Registrant’s Form 10-QSB for the quarter ended June 30, 2007)

10.8
Promissory note dated August 10, 2006 issued by Jin Suk Kim to KH Funding Company and related Indemnity Deed of Trust and Security Agreement (Incorporated by reference to Exhibit 10.2 of the Registrant’s Form 10-QSB for the quarter ended June 30, 2007)

10.9	Promissory note dated September 12, 2006 issued by Jin Suk Kim to KH Funding Company (Incorporated by reference to Exhibit 10.3 of the Registrant’s Form 10-QSB for the quarter ended June 30, 2007)

23.1	Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander (included in their opinion in Exhibit 5)

23.2	Consent of Stegman & Company*

24	Power of Attorney (previously filed)

25	Statement of Eligibility of Trustee on Form T-1*

99.1	Form of Subscription Agreement(s) and related materials (Incorporated by reference to Exhibit 99.2 of the Registrant’s Registration Statement on Form SB-2 filed on April 19, 2005, File No. 333-124155)

99.2	Form of Prospectus Supplement (Incorporated by reference to the Registrant’s Form 424B3 filed on October 15, 2007, File No. 333-117038)

* Filed herewith